IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	)	Chapter 11
) )
U.S. CONCRETE, INC., et al.,[1]	)	Case No. 10-11407 (PJW)
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Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT RELATING TO THE JOINT PLAN OF REORGANIZATION OF U.S.
CONCRETE, INC., ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP		PACHULSKI, STANG, ZIEHL & JONES LLP
300 North LaSalle Street		919 North Market Street
Chicago, Illinois 60611		17th Floor
Telephone:	(312) 862-2200	Wilmington, Delaware 19899
Facsimile:	(312) 862-2200	Telephone:	(302) 652-4100
		Facsimile:	(302) 652-4400

Co-Counsel for the Debtors

Dated:  June 4, 2010

1
The Debtors in these Chapter 11 Cases, along with the last four digits of each debtor’s federal tax identification number, include:  U.S. Concrete, Inc. (6680); Alberta Investments, Inc. (1497); Alliance Haulers, Inc. (3236); American Concrete Products, Inc. (3187); Atlas Redi-Mix, LLC (3123); Atlas-Tuck Concrete, Inc. (1542); Beall Concrete Enterprises, LLC (3536); Beall Industries, Inc. (2872); Beall Investment Corporation, Inc. (9865); Beall Management, Inc. (9839); Breckenridge Ready Mix, Inc. (2482); Central Concrete Supply Co., Inc. (1859); Central Precast Concrete, Inc. (9358); Concrete Acquisition III, LLC (5638); Concrete Acquisition IV, LLC (5720); Concrete Acquisition V, LLC (5777); Concrete Acquisition VI, LLC (5840); Concrete XXXIII Acquisition, Inc. (6120); Concrete XXXIV Acquisition, Inc. (6167); Concrete XXXV Acquisition, Inc. (6206); Concrete XXXVI Acquisition, Inc. (6240); Eastern Concrete Materials, Inc. (1165); Hamburg Quarry Limited Liability Company (3592); Ingram Concrete, LLC (6753); Local Concrete Supply & Equipment, LLC (6597); Master Mix Concrete, LLC (0135); Master Mix, LLC (8532); MG, LLC (9279); NYC Concrete Materials, LLC (0666); Pebble Lane Associates, LLC (6520); Redi-Mix Concrete, L.P. (4765); Redi-Mix GP, LLC (N/A); Redi-Mix, LLC (6751); Riverside Materials, LLC (3588); San Diego Precast Concrete, Inc. (6282); Sierra Precast, Inc. (4227); Smith Pre-Cast, Inc. (0673); Superior Concrete Materials, Inc. (6503); Titan Concrete Industries, Inc. (6374); U.S. Concrete On-Site, Inc. (0662); USC Atlantic, Inc. (6002); USC Management Co., LLC (6749); USC Payroll, Inc. (0665); and USC Technologies, Inc. (6055).  The location of the debtors’ corporate headquarters and the debtors’ service address is:  2925 Briarpark, Suite 1050, Houston, Texas 77042.

i

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Liquidation Analysis

EXHIBIT C	Reorganized Debtors’ Financial Projections

EXHIBIT D	Debtors’ Prepetition Corporate Structure

ii

Important Information About this Disclosure Statement

This disclosure statement (the “Disclosure Statement”) provides information regarding the Joint Plan of Reorganization of U.S. Concrete, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) that U.S. Concrete, Inc. and the other debtors in the above-captioned Chapter 11 Cases (collectively, the “Debtors”) are seeking to have confirmed by the Bankruptcy Court.  A copy of the Plan is attached as Exhibit A hereto.  All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.  The Debtors believe that the Plan is in the best interests of all Holders of Claims and Interests.  The Debtors urge all Holders of a Claim or an Interest entitled to vote on the Plan to vote in favor of the Plan.

Confirmation and Consummation of the Plan are subject to certain material conditions precedent described in Article IX of the Plan.  There is no assurance that the Plan will be confirmed or, if confirmed, that such material conditions precedent will be satisfied or waived.

You are encouraged to read this Disclosure Statement in its entirety, including the Plan, a copy of which is attached as Exhibit A hereto, and the Section herein entitled “Risk Factors” prior to submitting your ballot to vote to accept or reject the Plan.

The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or an endorsement of the merits of the Plan by the Bankruptcy Court.

Summaries of the Plan and statements made in this Disclosure Statement in connection therewith are qualified in their entirety by reference to the Plan, the exhibits and schedules attached to the Plan, and the Plan Supplement.  The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date.  Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to the Plan and obtaining Confirmation and may not be relied upon for any other purpose.  The Debtors believe that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate.  The summaries of the financial information and the documents attached to this Disclosure Statement, or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents.  In the event of any inconsistency between this Disclosure Statement and the Plan, the relevant provision of the Plan, as it relates to such inconsistency, shall govern.

No representations concerning the Debtors or the value of the Debtors’ property has been authorized by the Debtors other than as set forth in this Disclosure Statement.  Any information, representations, or inducements made to obtain acceptance of the Plan, which are other than or inconsistent with the information contained in this Disclosure Statement and in the Plan, should not be relied upon by any Holder of a Claim or Interest entitled to vote to accept or reject the Plan.

Neither the United States Securities and Exchange Commission (“SEC”) nor any similar federal, state, local, or foreign regulatory agency, has approved or disapproved of the offered securities or the Plan or passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been and will not be audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise.

The shares of the common stock to be issued pursuant to the Plan (the “New Equity”) as described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or similar federal, state, local, or foreign laws, in reliance on the exemptions from the registration requirements of those laws and the exemption set forth in section 1145 of the Bankruptcy Code and other applicable exemptions in foreign jurisdictions.  Other shares of the New Equity may be issued pursuant to other applicable exemptions under the federal and foreign securities laws.  To the extent exemptions from registration other than section 1145 apply, such securities may not be offered or sold except pursuant to a valid exemption or registration under the Securities Act or similar foreign laws.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws.  The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

• any future effects as a result of the pendency of the Chapter 11 Cases;	• growth opportunities for existing services;

• financing plans;	• results of litigation;

• competitive position;	• disruption of operations;

• business strategy;	• contractual obligations;

• budgets;	• projected general market conditions;

• projected cost reductions;	• potential asset sales;

• plans and objectives of management for future operations;	• projected and estimated liability costs, including tort, and environmental costs and costs of environmental remediation; and

• the Debtors’ expected future financial position, liquidity, results of operations, profitability, and cash flows.

Statements concerning these and other matters are not guarantees of the Debtors’ future performance.  Such statements represent the Debtors’ estimates and assumptions only as of the date such statements were made.  There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement.  These risks, uncertainties, and factors include:

• labor costs;	• multinational business risks;

• limited access to capital resources;	• adverse tax changes;

• lower prices for the Debtors’ services or a decline in the Debtors’ market share due to competition or price pressure by customers;	• continued decline in the general economic, business, and market conditions where the Debtors operate;

• the Debtors’ ability to confirm and consummate the Plan;	• price increases or shortages of raw materials and energy;

• the Debtors’ ability to reduce their overall financial leverage;	• inability to have claims discharged or settled during the Chapter 11 Cases;

• changes in domestic laws and regulations;	• interest rate fluctuations;

• customer response to the Chapter 11 Cases;	• financial conditions of the Debtors’ customers;

• seasonality and weather conditions;	• commodity prices;

• disruptions in the Debtors’ operations due to natural disasters;	• levels of commercial and residential home construction; and

• the Debtors’ ability to implement cost reduction initiatives in a timely and effective manner.

Questions and Answers Regarding this Disclosure Statement and the Plan

Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan.  Prior to soliciting acceptances of a proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding whether to accept or reject the Plan.  This Disclosure Statement is being submitted in respect of the Plan in accordance with such requirements.

Am I entitled to vote to accept or reject the Plan?  What will I receive from the Debtors if the Plan is consummated?

Your ability to vote and your distribution, if any, depend on what kind of Claim or Interest that you hold.  In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified.  Such Claims must be satisfied in full in Cash on the Effective Date or, in the case of Priority Tax Claims, within 5 years of the Effective Date in accordance with section 1129(a)(9)(C).  Administrative Claims, DIP Facility Claims, and Priority Tax Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan.  The remainder of Claims and Interests are classified into the following Classes and their respective voting statuses are as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Note Claims	Impaired	Entitled to Vote

Class	Claims and Interests	Status	Voting Rights
Class 5	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	Interests in U.S. Concrete, Inc.	Impaired	Entitled to Vote
Class 8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

For more information about the treatment of Claims and Interests, see the Section herein entitled “Treatment of Claims and Interests.”

If the Plan provides that I get a distribution, when do I get it, and what do you mean when you refer to “Confirmation,” “Effective Date,” and “Consummation?”

Confirmation of the Plan refers to the Bankruptcy Court’s approval of the Plan.  Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan.  After Confirmation of the Plan, there are conditions (described in Article IX of the Plan) that need to be satisfied or waived so that the Plan can be consummated and go effective.  References to the Effective Date mean the date that all conditions to the Plan have been satisfied or waived, at which point the Plan may be “consummated.”  Distributions only will be made after Consummation of the Plan.  See the Section herein entitled “Confirmation of the Plan,” for a discussion of the conditions to Consummation.

How will the Reorganized Debtors fund distributions under the Plan?

The Reorganized Debtors will fund distributions under the Plan with Cash on hand, including Cash from operations, as well as proceeds from the Exit Facility.

How is the Plan going to be implemented?

The Restructuring Transactions will be effected in accordance with the Restructuring Transactions Memorandum.  The Reorganized Debtors shall issue the New Equity and the New Warrants on the Effective Date.

What are the contents of the solicitation packages to be sent to Holders of Claims and Interests who are eligible to vote to accept or reject the Plan?

Holders of Claims and Interests who are eligible to vote to accept or reject the Plan will receive appropriate solicitation materials including:

•	a cover letter explaining the solicitation process and urging Holders of Claims and Interests in the Voting Classes to vote to accept the Plan;

•	this Disclosure Statement (and exhibits thereto, including the Plan);

•	the Disclosure Statement Order (excluding the exhibits thereto);

•	the Confirmation Hearing Notice;

•	an appropriate Beneficial Holder Ballot, and/or Master Ballot, as applicable (together with detailed voting instructions and a pre-addressed, postage prepaid return envelope); and

•	such other materials as the Court may direct.

The notices sent to parties in interest will indicate that this Disclosure Statement, the Plan, and all of the exhibits thereto are (and, in the future, the Plan Supplement will be) available for viewing by any party by (a) contacting the U.S. Concrete restructuring hotline at (888) 369-8931 or the Debtors’ Notice, Claims, and Balloting Agent at (646) 282-1800, or by writing to U.S. Concrete Balloting, c/o Epiq Bankruptcy Solutions LLC, 757 Third Avenue, 3rd Floor, New York, NY 10017; (b) downloading such documents (excluding the Ballots) from the Debtors’ restructuring website at http://dm.epiq11.com/usconcrete; or by (c) visiting the Bankruptcy Court’s website (for a fee) at http://www.deb.uscourts.gov.

Will the Debtors file reports with the SEC?

The Debtors expect to file reports with the U.S. Securities Exchange Commission after the filing of the Chapter 11 Cases because they expect to be subject to the public reporting requirements of the Exchange Act or the regulations promulgated thereunder, and  they also expect to be a reporting issuer in the United States after the filing of the Chapter 11 Cases.

What rights will the Debtors’ new stockholders have?

Each holder of New Equity issued under the Plan will be entitled to one vote per share of New Equity on all matters subject to a vote of holders of New Equity under applicable law and will be entitled to a pro rata share of any dividends that are declared by the board of directors of New U.S. Concrete Holdings to the extent such dividends are permitted.  The New Equity will be the sole class of voting stock of New U.S. Concrete Holdings.

Where will New U.S. Concrete Holdings be organized?

New U.S. Concrete Holdings will be organized in the United States under the Delaware General Corporation Law.

How will the New Equity and New Warrants be distributed?  Will holders be entitled to stock certificates?

The New Equity delivered to Holders of the Note Claims and the Interests in U.S. Concrete, Inc. is expected to be delivered to Depository Trust Company (“DTC”).  DTC will then distribute the New Equity to accounts at DTC designated by Holders Claims and Interests entitled to a distribution of New Equity under the Plan.

It is not expected that holders of New Equity will be entitled to stock certificates.  DTC or its nominee will initially be considered the sole owner or holder of the New Equity issued.  Holders of Claims and Interests that receive New Equity will be owners of beneficial interests in such New Equity and will not receive or be entitled to receive physical delivery of such securities.

What is the deadline to vote on the Plan?

5:00 p.m., prevailing Eastern Time, on July 9, 2010 at 5:00 p.m., prevailing Eastern Time.

How do I vote to accept or reject the Plan?

The Debtors are distributing this Disclosure Statement, accompanied by a Beneficial Holder Ballot or Master Ballot, as applicable, to be used for voting to accept or reject the Plan, to the Holders of Claims and Interests entitled to vote to accept or reject the Plan (and Nominees, as applicable).  If you are a Holder of a Claim in Class 4 or an Interest in Class 7, you may vote to accept or reject the Plan by completing the Beneficial Holder Ballot and returning it in the envelopes provided.

The Debtors have engaged Epiq Bankruptcy Solutions, LLC to serve as the Notice, Claims, and Balloting Agent.  The Notice, Claims, and Balloting Agent is available to answer questions, provide additional copies of all materials, and oversee the voting process.  The Notice, Claims, and Balloting Agent will process and tabulate Beneficial Holder Ballots for each Class entitled to vote to accept or reject the Plan.

BALLOTS
Beneficial Holder Ballots and Master Ballots must be actually received by the Notice, Claims, and Balloting Agent by the Voting Deadline, which is 5:00 p.m., prevailing Eastern Time, on July 9, 2010 at the following address:

U.S. Concrete Balloting c/o Epiq Bankruptcy Solutions, LLC 757 Third Avenue, 3rd Floor New York, NY 10017

If you received an envelope addressed to your Nominee, please allow enough time when you return your Beneficial Holder Ballot for your Nominee to cast your vote on a Master Ballot before the Voting Deadline.

If you have any questions on the procedure for voting on the Plan, please call the Notice, Claims, and Balloting Agent at (646) 282-1800, or the Debtors’ restructuring hotline at (888) 369-8931.

More detailed instructions regarding how to vote on the Plan are contained on the Beneficial Holder Ballots distributed to Holders of Claims and Interests that are entitled to vote to accept or reject the Plan and the Master Ballots distributed to Nominees.  For your vote to be counted, your Beneficial Holder Ballot must be completed, signed, and received by the Voting Deadline; provided, however, that Master Ballots received by the Notice, Claims, and Balloting Agent after the Voting Deadline may be counted only in the sole and absolute discretion of the Debtors.

Any Beneficial Holder Ballot or Master Ballot that is properly executed by the Holder of a Claim or an Interest or a Nominee, but which does not clearly indicate an acceptance or rejection of the Plan, or which indicates both an acceptance and a rejection of the Plan, will not be counted.

Each Holder of a Claim or an Interest entitled to vote to accept or reject the Plan may cast only one Beneficial Holder Ballot for each Claim or Interest held by such Holder.  By signing and returning a Beneficial Holder Ballot, each Holder of a Claim in Class 7 or an Interest in Class 7 will certify to the Bankruptcy Court and the Debtors that no other Beneficial Holder Ballots with respect to such Claim have been cast or, if any other Beneficial Holder Ballots have been cast with respect to such Class of Claims, such earlier Beneficial Holder Ballots are superseded and revoked.

All Beneficial Holder Ballots are accompanied by return envelopes.  It is important to follow the specific instructions provided on each Beneficial Holder Ballot.  For information regarding voting by Nominees, see the Section herein entitled “Nominee Voting Instructions.”

When is the Confirmation Hearing expected to occur?

The Bankruptcy Court has scheduled the Confirmation Hearing for July 23, 2010 at 9:30 p.m., prevailing Eastern Time.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or by notice of any adjournment of the Confirmation Hearing filed by the Debtors and posted on their website at http://dm.epiq11.com/usconcrete.

The Debtors’ History and the Chapter 11 Cases

Historical Overview

U.S. Concrete, Inc. is a Delaware corporation incorporated in 1997.  The Debtors began operations in 1999, the year the Debtors completed their initial public offering.  Since that time, the Debtors quickly have become a leading provider of concrete and related products in critical construction markets throughout the United States.  The Debtors’ product offerings and services are designed to provide contractors and developers with performance-based, high-quality concrete materials, extensive industry expertise, emerging concrete technologies, and sustainable solutions to environmental challenges.  The Debtor’s principal executive offices are located in Houston, Texas.  The Debtors employ approximately 2,100 people throughout their more than 160 locations in the United States.

The Debtors operate principally in Texas, California, New Jersey/New York, and Michigan, with those operations representing approximately 35%, 30%, 15%, and 9%, respectively, of the Debtors’ consolidated revenues from continuing operations for 2009.  According to publicly available industry information, those states represented an aggregate of 31.4% of the consumption of ready-mixed concrete in the U.S. in 2009.  The Debtors believe that, because of the size and geographic scope of their operations, they are able to achieve cost savings through consolidated purchasing, which reduces administrative costs on both a national and regional level and aids in moderating the impact of regional economic cycles and weather conditions.

The Debtors’ Business Segments

The Debtors’ business operations are comprised of two business segments: the ready-mixed concrete and concrete-related products segment (the “Ready-Mixed Segment”); and the precast products concrete segment (the “Precast Segment”).  Ready-mixed and precast concrete products are important building materials used in the vast majority of commercial, residential, and public works construction projects.  The Debtors’ consolidated revenues from continuing operations for 2009 were $534.5 million, of which the Debtors derived approximately 89.3% from the Ready-Mixed Segment and 10.7% from the Precast Segment.

Ready-Mixed Concrete. The Debtors’ ready-mixed concrete segment engages principally in the formulation, preparation, and delivery of ready-mixed concrete to the job sites of customers.  The Debtors’ ready-mixed concrete products consist of proportioned mixes prepared and delivered in an unhardened plastic state for placement and shaping into designed forms at the job site.  The Debtors believe they can achieve product differentiation for the mixes they produce because of the variety of mixes produced, the volume production capacity, and the scheduling, delivery, and placement reliability.  Additionally, the Debtors’ EF Technology initiative, which utilizes alternative materials and mix designs that result in lower CO2 emissions, helps differentiate the Debtors from their competitors.  To a lesser extent, the ready-mixed segment also is engaged in the mining and sale of aggregates and the resale of building materials, primarily to the ready-mixed customers.  These business are generally complementary and provide the opportunity to cross-sell various products.

From a contractor’s perspective, the in-place cost of concrete includes both the amount paid to the ready-mixed concrete manufacturer and the internal costs associated with the labor and equipment the contractor provides.  By carefully designing proper mixes and using advances in mixing technology, the Debtors can assist their customers in reducing the amount of reinforcing steel, time, and labor they will require in various applications.  The Debtors provide a variety of services in connection with the sale of ready-mixed concrete that can help reduce customer’s in-place cost of concrete.  These services include:

•	production of formulations and alternative product recommendations that reduce labor and materials costs;

•	quality control, through automated production and laboratory testing, that ensures consistent results and minimizes the need to correct complete work; and

•	automated scheduling and tracking systems that ensure timely delivery and reduce the downtime incurred by the customer’s placing and finishing crews.

As of March 15, 2010 the Debtors had 125 fixed and 11 portable ready-mixed concrete plants.  The Debtors construct wet batch plants to serve markets that they expect will have consistently high demand, as opposed to dry batch plants that will serve those markets that they expect will have a less consistent demand.  A wet batch plant generally has a higher initial cost and daily operating expenses, but yields greater consistency with less time required for quality control in the concrete produced and generally has greater daily production capacity than a dry batch plant.  The size and geographic scope of the Debtors’ operations enable them to achieve cost savings through consolidated purchasing, reduction of administrative costs, and moderating the impact of regional economic cycles and weather conditions.

After receiving the specifications for a particular job, the Debtors use computer modeling, industry information, and information from previous jobs to formulate a variety of mixtures of cement, aggregates, water, and admixtures.  The Debtors then perform testing to determine which mix design is most appropriate to meet the required specifications.  The testing center than creates and maintains a project file that details the mixture and samples of concrete delivered to the job site for quality control purposes.  If the job is large enough, the Debtors obtain quotes from suppliers as to the cost of raw materials.  To fill an order:

•	the customer services office coordinates the timing and delivery of the concrete to the job site;

•	a load operator supervises and coordinates the receipt of the necessary raw materials and operates the hopper that dispenses those materials into the appropriate storage bins;

•
a batch operator, using a computerized batch panel, prepares the specified mixture from the order and oversees the loading of the mixer with either dry ingredients and water in a dry batch plant or the premixed concrete in a wet batch plant; and

•	the driver of the mixer truck delivers the load to the job site, discharges the load and, after washing the truck, departs at the direction of the dispatch office.

Precast Concrete Products Segment.  The Debtors produce precast concrete products at 7 plants in 3 states, with 5 in California, one in Arizona, and one in Pennsylvania.  The precast concrete products consist of ready-mixed concrete that the Debtors either produce on-site or purchases from third parties, which is then poured into reusable molds at the plants.  After the concrete sets, the Debtors strip the molds from the finished products and either place them in inventory or ship them to customers.  The precast technology produces a wide variety of finished products, including a variety of architectural applications, such as free-standing walls used for landscaping, soundproofing and security walls, signage, utility vaults, manholes, panels to clad a building façade, highway barriers, pre-stressed bridge girders, concrete piles, catch basins, and curb inlets.

Because precast concrete products are not perishable, the Debtors place these products into inventory and stage them at plants or other distribution sites to serve a larger geographic market area.  The cost of transportation and storage usually limits the market area for these types of products to within approximately 150 miles of the Debtors’ plant sites and, therefore, sales are generally driven by the level of construction activity within the market area served by the plant sites.

The Debtors’ Business Operations

The Debtors seek to grow in existing markets by expanding existing plants and identifying complementary products or services to provide to customers on a cost-effective basis.  In addition, the Debtors also seek growth by targeting opportunities to acquire businesses in their existing markets and entering new geographic markets on a select basis.   Specifically, the growth strategy targets (a) the vertical integration of existing ready-mixed concrete markets with the acquisition of aggregate quarries, (b) the acquisition of precast concrete manufacturing businesses with similar operating strategies and complementary product mixes, and (c) selectively acquiring ready-mixed concrete operations.

Of the Debtors’ 2009 revenues, approximately 55% came from commercial and industrial construction contractors, 19% from residential construction contractors, and 26% from street and highway construction contractors and other public works and infrastructure contractors.  In 2009, no single customer represented more than 5% of the Debtors’ total revenue.  The Debtors rely heavily on repeat customers.

As of March 15, 2010, the Debtors had approximately 500 salaried employees, including executive officers and management, sales, technical, administrative and clerical personnel, and approximately 1,600 hourly personnel.  In addition, as of March 15, 2010, approximately 700 of the Debtors employees were represented by labor unions having collective bargaining agreements.

Sales and Marketing

General contractors typically select their suppliers of ready-mixed concrete and precast concrete.  In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decisions, particularly if the concrete has complicated design specifications.  In those projects and in government-funded projects generally, the general contractor or project engineer usually awards supply orders on the basis of either direct negotiation or competitive bidding.  The Debtors believe the purchasing decisions for many jobs ultimately are relationship-based.  Thus, the Debtors’ marketing efforts target general contractors, developers, design engineers, architects, and homebuilders whose focus extends beyond the price of the product to quality, consistency, and reducing the in-place cost.

The Debtors’ Prepetition Organizational Structure

A chart depicting the Debtors’ prepetition organizational structure is attached hereto as Exhibit D.

The Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors have total consolidated funded debt of approximately $312 million, including approximately $40 million in prepetition secured debt and $285 million in principal amount outstanding and accrued interest of 8.375% unsecured notes.  These amounts exclude accrued interest and fees outstanding through the Petition Date as well as open but undrawn letters of credit.

Prepetition Secured Credit Agreement

Debtor U.S. Concrete, Inc., as borrower, and certain of its Debtor affiliates, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent (the “Prepetition Secured Agent”), Bank of America, N.A., as syndication agent, JP Morgan Chase Bank, as documentation agent, and the lenders party thereto (together with the Prepetition Secured Agent, the “Prepetition Secured  Lenders”) are parties to that certain Amended and Restated Credit Agreement, as further amended (the “Prepetition Secured Credit Agreement”), dated as of June 30, 2006.  The Prepetition Secured Credit Agreement provides for a $60 million revolving credit facility, of which approximately $40 million remains outstanding, excluding $17.9 million of unfunded letters of credit obligations (the “Prepetition Secured Credit Agreement Obligations”).  The Prepetition Secured Credit Agreement matures on March 11, 2012.  Apart from Debtor U.S. Concrete, Inc., which serves as borrower, and Beall Investment Corporation, Inc., each of the Debtors guarantee the Secured Bank Agreement Claims.  In addition, the following five non-Debtor subsidiaries also guarantee the Prepetition Secured Credit Agreement:  Builders’ Redi-Mix, LLC; BWB, Inc. of Michigan; Kurtz Gravel Company; Superior Holdings, Inc.; and USC Michigan, Inc. (collectively, the “Non-Filers”).  The Prepetition Secured Credit Agreement is secured by substantially all of the assets of the Debtors and Non-Filers, with the exception of Michigan Joint Venture-related assets.

8.375% Unsecured Notes Due 2014

Debtor U.S. Concrete, Inc., as issuer, certain of its Debtor affiliates, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Note Indenture Trustee”), are parties to that certain Indenture, dated as of March 31, 2004, as supplemented by the First Supplemental Indenture, dated as of July 5, 2006 (the “Note Indenture” and, together with the Prepetition Secured Credit Agreement, the “Debt Instruments”).  Under the Notes Indenture, U.S. Concrete, Inc. issued a total of $285 million in 8.375% unsecured notes due 2014 (the “Notes”) to holders (the “Noteholders”).  U.S. Concrete, Inc. issued the Notes to redeem its prior 12% senior subordinated notes, prepay the outstanding debt under the Prepetition Secured Credit Agreement, and finance certain acquisitions.  As of the Petition Date, approximately $285 million of Notes, in principal and accrued interest, was outstanding.  Apart from U.S. Concrete, Inc., who serves as issuer, and Beall Investment Corporation, Inc., each of the Debtors and the Non-Filers guarantee the Notes.

Equity Interests in U.S. Concrete, Inc.

As shown in the corporate organizational chart attached as Exhibit D, U.S. Concrete, Inc. is the Debtors’ top-level entity.

U.S. Concrete Inc.’s stock is traded on the Nasdaq Global Stock Market under the symbol “RMIX.”  As of March 15, 2010, shares of U.S. Concrete Inc. common stock were held by approximately 519 stockholders of record.  The closing price for U.S. Concrete’s common stock was $0.46 per share on March 12, 2010.  U.S. Concrete, Inc. has not paid or declared any dividends since its formation and currently intends to retain any earnings to fund its working capital and growth initiatives.  The Debtors received a letter from the Nasdaq Global Stock Market indicating that the bid price for their common stock over 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under the Nasdaq Marketplace Rules.  The Debtors have been provided an initial period of 180 calendar days, or until September 7, 2010, to regain compliance.  Compliance can be attained if at any time before September 7, 2010; the bid price of the Debtors common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.  In the event the Debtors cannot demonstrate compliance with the minimum bid price rule by September 7, 2010, their securities are subject to delisting.

Events Leading to the Chapter 11 Cases

As discussed above, the Debtors have approximately $312 million of indebtedness.  Over the course of the last eighteen months, a series of events has occurred that ultimately led to the Debtors’ filing of these chapter 11 cases.  Those events include (1) the unprecedented downturn in the United States construction industry, (2) the cost savings initiatives implemented by the Debtors as a result thereof, (3) the Debtors’ prepetition restructuring negotiations, (4) amendments to the Prepetition Secured Credit Agreement, (5) defaults under the Debt Instruments, and (6) the Debtors’ successful negotiations with certain of the Noteholders in connection with the pre-arranged Plan.

1.           The Downturn in the United States Construction Industry.

Since the middle of 2006, the United States building materials construction market has become increasingly challenging.  In recent years, the construction industry, particularly the ready-mixed concrete industry, has been characterized by significant overcapacity, fierce competition, and rapidly declining sales.  The Debtors’ business has not been immune to these pressures.  The steep decline in new home construction in the United States residential construction market, stemming from the turmoil in the global credit markets and, in particular, the United States recession, has severely affected the Debtors’ financial position

As the following chart demonstrates, the downturn in the construction industry has had a dramatic impact on demand for the Debtors’ products in each of the last four years.

The housing market downturn in the United States intensified during 2007, with housing starts in 2007 falling almost 25% from the 2006 rate to 1.4 million, and continued during 2008 and 2009, with housing starts in 2008 falling over 33% from the 2007 rate to approximately 905,000.  Housing starts in 2009 fell over 38% from the 2008 rate to approximately 554,000.  Moreover, while it is unclear whether the housing market will begin to recover in 2010 given the uncertainties in forecasting housing starts, housing starts are unlikely to reach mid-2000 levels for several years.

The overall decline in the construction industry coupled with market saturation of building products suppliers is also causing a drop in the price the Debtors are able to charge for their products.  The Debtors expect ready-mixed concrete pricing declines in 2010 compared to 2009 in most of their markets, which will have a negative effect on their revenues and gross margins.

The substantial deterioration in the construction industry was followed by the rapid softening of the economy and tightening of the U.S. financial markets in the second half of 2008, which resulted in the effective collapse of the U.S. credit markets.

Notwithstanding that the U.S. credit market has begun to show some signs of improvement during the first few months of 2010, commercial construction starts are expected to be down significantly from prior year levels.  The Debtors also faced significant delays in the delivery of products and services to job sites during in January and February of this year due to severe inclement weather in their markets.  Because of the time-sensitive nature of wet concrete, the Debtors generally maintain only a few days’ inventory of raw materials on hand and coordinate their daily materials purchases with the time-sensitive delivery requirements of their customers.  Even minor weather delays can result in production delays and lost profits.

2.           Cost Savings Initiatives.

In response to the protracted, declining sales volumes, the Debtors have implemented cost reduction programs in an effort to return to profitability.  From 2007 through 2009, the Debtors implemented workforce reductions, plant idling, rolling stock dispositions, and divestitures of nonperforming business units to reduce structural costs.  In 2010, the Debtors implemented further cost-cutting measures, including wage freezes, elimination of their 401(k) company match program, and other reductions in other employee benefits, and a significant scaling back of capital investment in their equipment.

Nonetheless, the continued weakening economic conditions, including ongoing softness in residential construction, further softening of demand in the commercial sector, and delays in public works projects in many of the Debtors’ markets, have placed significant distress on the Debtors’ liquidity position, a trend which is expected to continue throughout 2010.

3.           The Debtors’ Prepetition Restructuring Negotiations.

Over the course of the last three months, the Debtors have been engaged in extensive discussions with legal and financial advisors to the Informal Noteholders Committee regarding the terms of a consensual out-of-court restructuring.  However, because the Debtors’ parent entity is a public company with numerous small retail Noteholders, it was not feasible for the Debtors to complete the proposed debt-for-equity exchange on an out-of-court basis.  As a result, the Debtors shifted their efforts towards accomplishing a reorganization through a consensual chapter 11 plan.

4.           Amendments to the Prepetition Secured Credit Agreement.

As the Debtors continued to engage in discussions with counsel to the Informal Noteholder Committee toward a consensual prearranged restructuring, the depressed state of the concrete industry undermined the Debtors’ ability to avoid defaults under the Debt Instruments.

In order to continue their prenegotiated plan discussions, on February 19, 2010, the Debtors entered into an amendment (the “Fourth Amendment”) to the Prepetition Secured Credit Agreement.  The Fourth Amendment provided additional liquidity so that the Debtors could meet their financial obligations by, among other things, waiving the Debtors’ solvency representation and warranty through April 30, 2010 and increasing short-term liquidity by providing an additional $2.5 million of available credit through March 10, 2010 and an additional $5 million of available credit through April 30, 2010.

On March 24, 2010, the Debtors further amended the Prepetition Secured Credit Agreement, again in connection with their continued negotiations of a prearranged plan (the “Fifth Amendment”).  The Fifth Amendment, among other things, increased short-term liquidity by providing an additional $18.5 million of available credit.  In return, the Prepetition Secured Lenders were granted a first priority security interest in certain previously excluded collateral, including any real estate assets owned by the Debtors.  In addition, as previously stated herein, JPMorgan Chase Bank, N.A. replaced Citicorp North America, Inc. as Secured Agent.

5.           Defaults under the Debt Instruments.

Recognizing the need for maximum liquidity while the Debtors continued to negotiate a prearranged restructuring with the Noteholders, the Debtors elected not to make an interest payment due under the Note Indenture on April 1, 2010 (the “Interest Payment Default”).

Although the Note Indenture provided for a 30-day grace period before the Interest Payment Default became an actionable event of default, the Interest Payment Default would have an immediate and actionable event of default under the Prepetition Secured Credit Agreement; however, in connection with the Fourth Amendment, the Prepetition Secured Lenders temporarily agreed to waive any default or event of default arising from the Interest Payment Default through April 30, 2010.

6.	The Debtors Successful Negotiations with the Informal Noteholder Committee in connection with the Prearranged Plan.

After good-faith, arm’s-length negotiations, the Debtors reached an agreement with counsel to the Informal Noteholder Committee with respect to a consensual restructuring on the terms set forth in the Term Sheet and formalized by the Restructuring and Lock-Up Agreement, dated April 28, 2010.

The Debtors received an executed Restructuring and Lock-Up Agreement (the “Restructuring and Lock-Up Agreement”) from a significant majority of the Noteholders.

7.           The Debtors Commence These Chapter 11 Cases.

The Debtors filed these chapter 11 cases to effectuate the terms of the Restructuring and Lock-Up Agreement.  Based on the Restructuring and Lock-Up Agreement, the Debtors are prepared to seek confirmation of the Plan shortly after the filing of these chapter 11 cases.  Indeed, because the Plan is based on a consensual deal with the Debtors’ key stakeholders and contemplates a significant de-leveraging of the Debtors’ balance sheet—including satisfaction in full of the Prepetition Secured Credit Agreement Obligations through debtor-in-possession financing proceeds, equitization of the Notes, and a full recovery to holders of General Unsecured Claims (as defined in the Plan)—confirmation of the Plan is expected to occur over a relatively short timeframe.  Specifically, pursuant to the Restructuring and Lock-Up Agreement, the Debtors have agreed that the Disclosure Statement must be filed within 10 days of the Petition Date, the Disclosure Statement and accompanying solicitation materials must be approved and a hearing to confirm the Plan must be scheduled, within 40 days after the filing of the Plan, the Plan must be confirmed within 60 days of the date on which the Disclosure Statement is approved (subject to a 15-day extension under certain circumstances), and the Plan must be effective within 25 days of the confirmation date (subject to a 15-day extension under certain circumstances)

Initial Motions of the Chapter 11 Cases and Certain Related Relief

In order to minimize disruption to the Debtors’ operations and effectuate the terms of the Plan Term Sheet, the Debtors obtained certain relief, including the relief summarized below.

Motion for Authority to Enter into a Postpetition Financing Agreement

On April 30, 2010, the Bankruptcy Court entered an order authorizing the Debtors to enter into the DIP Facility on an interim basis pending the final hearing on the motion.  Pursuant to this order, the Debtors are authorized to use proceeds of the DIP Facility to (a) pay off the Prepetition Secured Credit Agreement Obligations, (b) pay vendors in the ordinary course of business, (c) fund fees and expenses of the Chapter 11 Cases, and (d) fund operational needs—all of which are necessary to preserve and maintain the Debtors’ going-concern value and, ultimately, effectuate a successful reorganization.  On May 21, 2010, the Bankruptcy Court entered an order authorizing the Debtors to enter into the DIP Facility on a final basis.

Motion to Pay Employee Wages and Associated Compensation

On April 30, 2010, the Bankruptcy Court entered an order authorizing it (a) to pay certain prepetition wages, salaries, and other compensation, reimbursable employee expenses, and employee medical, pension, and similar benefits and (b) to continue their workers’ compensation program.  The order also authorizes the Debtors to remit any outstanding payroll taxes or deductions to the appropriate third-party or taxing authority.

Motion to Pay Prepetition General Unsecured Claims

On April 30, 2010, the Bankruptcy Court entered an order authorizing the Debtors to pay general unsecured claims on an interim basis (excluding Note Claims) in their sole discretion and in the ordinary course of business.  On May 21, 2010, the Bankruptcy Court entered an order authorizing the Debtors to pay general unsecured claims in the ordinary course of business on a final basis.

Motion to Pay Taxes and Fees

On April 30, 2010, the Debtors obtained approval authorizing, but not directing, the payment of certain taxes and fees that in the ordinary course of business accrued or arose before the Petition Date.

Motion to Prohibit Utilities from Terminating Service

On April 30, 2010, the Bankruptcy Court entered an order (a) setting a final hearing to approve, among other things, the Debtors’ proposed adequate assurance of payment for future service to the utility providers and procedures governing any requests for additional or different adequate assurance and (b) prohibiting the utility providers from altering, refusing, or discontinuing utility services on account of any unpaid prepetition charges, or discriminating against the Debtors, or requiring payment of a deposit or receipt or any other security for continued service as a result of the Debtors’ bankruptcy filing or any outstanding prepetition invoices without further Bankruptcy Court order.  On May 21, 2010, the Bankruptcy Court entered an order approving the Debtors’ utilizes motion, and granting the above relief, on a final basis.

NOL Motion

On April 30, 2010, the Bankruptcy Court entered an interim order establishing notification and hearing procedures that must be satisfied before certain transfers of common stock in U.S. Concrete, Inc., or of any beneficial interest therein, including options to acquire such stock, are deemed effective.  On May 21, 2010, the Bankruptcy Court entered an order establishing the notification and hearing procedures on a final basis.

Customer Programs Motion

On April 30, 2010, the Bankruptcy Court entered an order authorizing, but not directing, the Debtors, in their sole discretion, to (a) maintain and administer customer programs, (b) honor prepetition obligations earned by and owing to their customers related thereto in the ordinary course of business and in a manner consistent with past practice, and (c) provide credit adjustments and discounts to their customers in satisfaction of accrued prepetition obligations incurred by the Debtors under the customer programs.

Other Related Relief

In addition, the Debtors filed the following motions, which were granted after a hearing in the Bankruptcy Court, obtaining:  (a) an order directing the joint administration of the 44 Chapter 11 Cases under a single docket, Case Number 10-11407; and (b) orders (i) authorizing the Debtors to continue to use their centralized cash management system, bank accounts, and perform intercompany transactions; (ii) establishing procedures for interim compensation and reimbursement of expenses of retained professionals in the Chapter 11 Cases; (iii) establishing procedures for retention and compensation of professionals utilized in the ordinary course of the Debtors’ business; (iv) authorizing the Debtors to continue prepetition insurance policies and program and to maintain premium financing agreements for insurance coverage entered into prepetition; (v) approving this Disclosure Statement and the solicitation and voting procedures; and (vii) establishing certain dates and deadlines.

Treatment of Claims and Interests

Claims and Interests, except for Administrative Claims, DIP Facility Claims, and Priority Tax Claims are classified in the Classes set forth in Article III of the Plan.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or and Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Distributions under the Plan will be made only to Holders of Allowed Claims or Allowed Interests.  As more fully described in Articles II and III of the Plan, Holders of Disputed Claims or Disputed Interests will receive no distributions unless and until their Claims or Interests become Allowed.

Pursuant to the terms of the Plan, except for Claims or Interests that are (a) expressly exempted from the discharge provisions of the Bankruptcy Code or (b) specifically identified as being reinstated, all Claims or Interests that arose prior to Confirmation will be discharged.

Administrative Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

General Administrative Claims

Except as specified in Article II of the Plan, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim the ordinary course of the Debtors’ business, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims.

DIP Facility Claims

Notwithstanding anything to the contrary in the Plan, and subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall convert into the Exit Facility or be paid off in full and in Cash.

Professional Compensation

Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 45 days after the Confirmation Date, unless the Debtors agree otherwise.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

Classified Claims and Interests.

Class 1 –Other Priority Claims

Classification:  Class 1 consists of all Other Priority Claims.

Treatment:  Except to the extent that a Holder of an Allowed Class 1 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Class 1 Claim, each such Holder shall be paid in full in Cash by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

Voting:  Class 1 is Unimpaired by the Plan.  Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Class 2 - Other Secured Claims

Classification:  Class 2 consists of all Other Secured Claims.

Treatment:  Except to the extent that a Holder of an Allowed Class 2 Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Class 2 Claim, each such Claim shall be Reinstated or otherwise rendered Unimpaired for the benefit of the Holders thereof.

Voting:  Class 2 is Unimpaired by the Plan.  Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Class 3 – General Unsecured Claims

Classification:  Class 3 consists of all General Unsecured Claims.

Treatment:  On the Effective Date, except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment of its Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be paid in full, in Cash, in the ordinary course of business or otherwise rendered Unimpaired.  An Allowed Unsecured Ongoing Operations Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such General Unsecured Claim.  Holders of General Unsecured Claims who received payment(s) from the Debtors during the Chapter 11 Cases pursuant to any Bankruptcy Court Final Order shall not be excluded from receiving distributions under the Plan of Reorganization on account of such Claims unless such Claims were fully satisfied by any prior payments from the Debtors.  The Debtors reserve the right to challenge the legal basis and amount of any General Unsecured Claim.

Voting:  Class 3 is Unimpaired under the Plan.  Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Class 4 –Note Claims

Classification: Class 4 Consists of all Note Claims.

Treatment: On the Effective Date, except to the extent that a Holder of a Note Claim agrees to less favorable treatment of its Allowed Note Claim, each Holder of an Allowed Note Claim against the Debtors shall receive its Pro Rata share of 100% of the New Equity issued on the Effective Date (subject to dilution by amounts reserved pursuant to the Management Equity Incentive Plan and the New Warrants).

Voting: Class 4 is Impaired by the Plan.  Each Holder of a Note Claim is entitled to vote to accept or reject the Plan.

Class 5 - Intercompany Claims

Classification:  Class 5 consists of all Intercompany Claims.

Treatment:  Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, be cancelled, and no distribution shall be made on account of such Claims.

Voting:  Class 5 is Unimpaired by the Plan.  Holders of Claims in Class 5 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Class 6- Intercompany Interests

Classification:  Class 6 consists of all Intercompany Interests.

Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Class 6 Interest, such Interests shall be Reinstated for the benefit of the Holders thereof.

Voting:  Class 6 is Unimpaired by the Plan.  Holders of Interests in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Class 7 – Interests in U.S. Concrete, Inc.

Classification:  Class 7 consists of Interests in U.S. Concrete, Inc..

Treatment:  On the Effective Date, except to the extent that a Holder of an Interest in U.S. Concrete, Inc. agrees to less favorable treatment of its Allowed Interest, each Holder of an Interest in U.S. Concrete, Inc. shall receive its Pro Rata share of the New Warrants.

Voting:  Class 7 is Impaired by the Plan.  Holders of Interests in Class 7 are entitled to vote to accept or reject the Plan.

Class 8 - Section 510(b) Claims

Classification:  Class 8 consists of all Section 510(b) Claims.

Treatment:  On the Effective Date, all Class 8 Claims shall be cancelled without any distribution.

Voting:  Class 8 is Impaired by the Plan.  Holders of Claims in Class 8 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Management of the Debtors

Biographical information for Mr. Michael W. Harlan, Mr. Robert D. Hardy, and Mr. Curt M. Lindeman is set forth below:

Mr. Harlan has served as U.S. Concrete Inc.’s President and Chief Executive Officers since 2007, and as one of U.S. Concrete Inc.’s directors since 2006.  Previously, he served as one of U.S. Concrete Inc.’s directors from 1999 to 2003.  From 2003 through 2007, Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer.  Mr. Harlan served as U.S. Concrete Inc.’s Chief Financial Officer from 1998 to 2004, as Senior Vice President from 1998 to 2003, and as Corporate Secretary from 1998 to 1999.   Prior to founding U.S. Concrete Inc., Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from 1996 to 1998.  Mr. Harlan is on the Board of Directors of Waste Connections, Inc., a publicly-traded solid waste services firm, where he serves as Chairman of the Audit committee.

Mr. Hardy served as U.S. Concrete Inc.’s Executive Vice President and Chief Financial Officers from 2007 through June 4, 2010.  From 2004 through 2007, he served as U.S. Concrete Inc.’s Senior Vice President and Chief Financial Officer.  From January 2004 through November 2004, Mr. Hardy was self-employed as a business consultant to NL Industries, Inc., an international chemical company.  From 1992 through 2003, Mr. Hardy held various positions of increasing responsibility in the tax, accounting, and finance departments of NL Industries.  The Debtors currently are in the process of selecting a new chief financial officer.

Mr. Lindeman has served as U.S. Concrete Inc.’s Vice President and General Counsel since 2007, and as Corporate Secretary since 2006.  From 2006 to 2007, Mr. Lindeman served as U.S. Concrete Inc.’s Assistant General Counsel.  From 2002 through 2006, Mr. Lindeman was self-employed as an attorney representing various companies, including U.S. Concrete Inc.  In 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company.  From 1997 to 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.

Composition of New Board of Directors

The Reorganized Debtors and New U.S. Concrete Holdings shall have 5-person board of directors, which shall consist of Reorganized U.S. Concrete Holdings’ Chief Executive Officer and 4 directors, that will be selected by the Informal Noteholders Committee.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Plan Confirmation Hearing, to the extent known, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors and New U.S. Concrete Holdings.  To the extent any such director or officer of the Reorganized Debtors or New U.S. Concrete Holdings is an “insider” under the Bankruptcy Code, the Debtors will also disclose the nature of any compensation to be paid to such director or officer.

Capital Structure of the Reorganized Debtors upon Consummation

Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which shall be disclosed in the Plan Supplement.  Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such Exit Facility.

Intercompany Account Settlement

The Debtors and the Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

Issuance of New Warrants and New Equity

The issuance of the New Warrants and New Equity, including options, or other equity awards, if any, reserved for the Management Equity Incentive Plan, by New U.S. Concrete Holdings is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.  For purposes of distribution, the New Equity shall be deemed to have the value assigned to it based upon, among other things, the New U.S. Concrete Total Enterprise Value, regardless of the date of distribution.

Management Equity Incentive Plan

On the Effective Date, 9.5% of the New Equity, on a fully-diluted basis, shall be reserved for issuance as grants of stock, restricted stock, options, or stock appreciation rights or similar equity awards to management and employees in connection with the Management Equity Incentive Plan, and 0.5% of the New Equity, on a fully-diluted basis shall be reserved for Director Equity.  The terms and conditions of the grant of the Director Equity shall be set forth in the Management Equity Incentive Plan.

A minimum of 3.5% of the fully-diluted New Equity shall be issued to management and employees within 30 days of the Effective Date pursuant to the terms of the Management Equity Incentive Plan.  The initial allocation of New Equity to the Debtors’ Chief Executive Officer, Chief Financial Officer, General Counsel, and Vice President of Human Resources shall be determined prior to Confirmation.  Such initial awards of New Equity shall vest quarterly 33% in the first year after the Effective Date, 33% in the second year after the Effective Date, and 33% in the third year after the Effective Date, provided that in the event an employee is terminated without cause, any New Equity previously awarded and any New Equity awards that would have vested in the six month period following such employee’s termination shall vest immediately and shall be exercisable by such employee within the twelve month period following termination.  A material portion of such New Equity shall be comprised of restricted stock units.

All New Equity reserved pursuant to the Management Equity Incentive Plan and not issued shall be granted to managers of the Reorganized Debtor within 5 years of the Effective Date.

Summary of Legal Proceedings2

The Debtors’ Legal Proceedings

Because of the size and nature of the Debtors’ business, the Debtors’ are party to numerous legal proceedings.  Most of these legal proceedings have arisen in the ordinary course of the Debtors’ business and involve Claims for money damages.  Whether these Claims are or will be liquidated or resolved in the Bankruptcy Court or in some other jurisdiction depends upon the nature of the Claims and the debt arising therefrom.  Generally, if the debt underlying such Claims was incurred by the Debtors prior to the date the Plan is confirmed, such debt, in accordance with section 1141 of the Bankruptcy Code, will be discharged through bankruptcy, depending upon the nature of the relief sought, regardless of whether the Claim is liquidated and resolved before or after the Effective Date.  Claims arising from conduct occurring after the Effective Date, unless provided for under the Plan, generally are not dischargeable through bankruptcy, and will be handled by the Reorganized Debtors in the ordinary course of their business after emergence.

2
This summary is not intended as an exhaustive description of all pending legal matters or proceedings in which the Debtors are involved.  Certain legal proceedings may be subject to appeal in or outside the Bankruptcy Court.  Nothing in this discussion is deemed to be an admission by the Debtors of any liability or wrongdoing or a waiver of any rights or defenses.

California Wage and Hour Class Actions

Debtor Central Concrete Supply Co., Inc. (“Central Concrete”), is a defendant in a class action pending in Alameda Superior Court (California).  Four class actions were filed between April 6, 2007 and September 27, 2007 on behalf of various Central Concrete ready-mixed concrete and transport drivers, alleging, primarily, that Central Concrete failed to provide meal and rest breaks as required under California law.  The Debtors have settled with the class consisting of the transport drivers and have entered into settlements with more than half of the individual ready-mix drivers for approximately $2.5 million.  The remaining three classes have been consolidated and a single class was certified on July 24, 2009.  Prior to the Petition Date, the Debtors reached a preliminary settlement with counsel to the pending class actions under which the Debtors will pay $1.5 million (plus administrative costs not to exceed $50,000 plus Central Concrete’s portion of any withholding taxes on such amount) to the class members in the aggregate in return for a dismissal with prejudice of the class action lawsuit (the “Proposed California Wage and Hour Settlement”).

On May 13, 2010. the Debtors filed the California Wage and Hour Joint Motion, through which the Debtors are seeking, among other things, that the Bankruptcy Court (i) certify a class Proof of Claim to be Filed by the class action representatives and (ii) approve the proposed settlement of the California Wage and Hour Litigation.  The Debtors are continuing to take steps during the Chapter 11 Cases to finalize and approve the Proposed California Wage and Hour Settlement.

Teamsters Local 641 Pension Fund Withdrawal Liability Assessment

The Debtors were assessed a complete withdrawal liability from the Teamsters Local 641 Pension Fund on January 27, 2010, in the amount of $1,376,505.  The payment schedule calls for 21 quarterly payments of $76,642 and a final payment of $19,362.  The Debtors filed a timely request for review on February 16, 2010 and have preserved their rights to contest the assessment and to proceed to arbitration.  Despite the request for review, the Employee Retirement Income Secured Act (“ERISA”) requires that the Debtors comply with the payment schedule.  The Debtors’ first payment was due on or around March 27, 2010; however, the Debtors did not make this payment, which resulted in a default.  Under ERISA section 4219, in the event of a default, the pension fund may demand immediate payment of the entire amount and proceed to court to collect the delinquency.  The term “default” is defined as a “failure to cure” within 60 days of a notice from the Pension Fund.  As of the Petition Date, the Debtors had not received any such notice from the Pension Fund.

Teamsters Local 863 Pension Fund Funding Deficiency Litigation

On or about March 19, 2010, Debtor Eastern Concrete Materials, Inc. was sued by Local 863 Pension Fund seeking payment of the Debtor’s share of funding deficiencies for plan years ending August 31, 2003 and August 31, 2005 through August 31, 2008.  If at the end of any plan year, the pension fund had “negative credit balance,” the contributing employers were required by law to pay their share of the deficiency, defined as a violation of the minimum funding standards.  In addition, an employer is also required to pay an excise tax to the Internal Revenue Services (“IRS”) in the amount of 5% of the employer’s liability for each plan year.  The amount of the excise tax can be increased to 100% if the employer does not pay the assessment within 90 days of notice of the deficiency from the IRS.  The complaint against the Debtors demands payment of $1,802,583 plus attorneys fees and accruing interest.  While there may be substantive defenses available to the Debtors, they are considering a settlement proposal and payment schedule to ease cash flow burdens.

Valuation Analysis

THE VALUATION INFORMATION CONTAINED IN THIS SECTION WITH REGARD TO THE REORGANIZED DEBTORS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

1.           Overview

The Debtors’ financial advisor, Lazard Frères & Co. LLC (“Lazard”), has estimated the value of the Reorganized Debtors as of the date of this Disclosure Statement.  Lazard has undertaken this valuation analysis to determine the value available for distribution to Holders of Allowed Claims and Allowed Interests pursuant to the Plan and to analyze the relative recoveries to such Holders thereunder.  The estimated total value available for distribution to Holders of Allowed Claims and Allowed Interests, as applicable (the “Total Enterprise Value”) consists of the estimated value of the Reorganized Debtors’ operations on a going-concern basis, which includes the estimated value of the Reorganized Debtors’ 60% equity interest in the Michigan Joint Venture on a going-concern basis.  The valuation analysis assumes that the Effective Date occurs on July 31, 2010 (the “Assumed Effective Date”) and is based on the Financial Projections, a copy of which is attached hereto as Exhibit C.

Based on the Financial Projections and solely for purposes of the Plan, Lazard estimates that the Total Enterprise Value of the Reorganized Debtors falls within a range from approximately $180 million to $208 million, with a mid-point estimate of $194 million.  For purposes of this valuation, Lazard assumes that no material changes that would affect value occur between the date of this Disclosure Statement and the Assumed Effective Date.  Based on an estimated net debt balance of approximately $51 million projected as of the Assumed Effective Date, Lazard’s mid-point estimate of Total Enterprise Value implies a value for the New Equity (the “Equity Value”) of approximately $143 million.  Lazard’s estimate of Total Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED TOTAL ENTERPRISE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF JULY 31, 2010, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD AS OF THE DATE OF THIS DISCLOSURE STATEMENT.  ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, NEITHER LAZARD, NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS.

Lazard assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors.  Lazard’s estimated Total Enterprise Value range assumes the Reorganized Debtors will achieve the Financial Projections in all material respects, including revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth and improvements in EBITDA margins, earnings, and cash flow as projected.  If the business performs at levels below those set forth in the Financial Projections, such performance may have a materially negative impact on Total Enterprise Value.  Conversely, if the business performs at levels above those set forth in the Financial Projections, such performance may have materially positive impact on Total Enterprise Value.

In estimating the Total Enterprise Value and the Equity Value of the Reorganized Debtors, Lazard:  (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, which data were prepared and provided to Lazard by the management of the Debtors and which relate to the Reorganized Debtors’ business and its prospects; (c) met with and discussed the Debtors’ operations and future prospects with the senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally comparable to the operating business of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries, and investigations as it deemed appropriate.  Although Lazard conducted a review and analysis of the Reorganized Debtors’ business, operating assets and liabilities and the Reorganized Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Reorganized Debtors as well as publicly available information.

In addition, Lazard did not independently verify the Financial Projections in connection with preparing estimates of Total Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith.  Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to Holders of Allowed Claims and Allowed Interests thereunder.

Lazard’s estimated Total Enterprise Value of the Reorganized Debtors does not constitute a recommendation to any Holder of Allowed Claims or Allowed Interests as to how such Holder should vote or otherwise act with respect to the Plan.  Lazard has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future.  The estimated Total Enterprise Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any Holder of the consideration to be received by such Holder under the Plan or of the terms and provisions of the Plan.

Lazard’s estimate of Total Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.  The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimated Total Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Neither the Reorganized Debtors, Lazard, nor any other person assumes responsibility for any differences between the Total Enterprise Value range and such actual outcomes.  Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Reorganized Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Reorganized Debtors’ industry and economic conditions generally, and other factors which generally influence the prices of securities.

2.           Valuation Methodology

The following is a brief summary of certain financial analyses performed by Lazard to arrive at its range of estimated Total Enterprise Values for the Reorganized Debtors.  In performing the financial analyses described below and certain other relevant procedures, Lazard reviewed all significant assumptions with the management of the Debtors.  Lazard’s valuation analysis relies predominantly on the discounted cash flow analysis and the comparable company analysis; while a precedent transaction analysis was performed, Lazard's reliance on such methodology for purposes of determining the Total Enterprise Value was lower than the two other methodologies.  Lazard’s valuation analysis must be considered as a whole.  Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to the Total Enterprise Value.  For reasons discussed in detail below, Lazard made judgments as to the relative significance of each analysis in determining the value of the Reorganized Debtors’ operations on a going-concern basis and applied 40% weight to the Discounted Cash Flow Analysis, 40% weight to the Comparable Company Analysis, and 20% weight to the Precedent Transactions Analysis.

Discounted Cash Flow Analysis

The discounted cash flow analysis (“DCF Analysis”) is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business.  Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”).  The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure.  The enterprise value of the firm is determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows based on the Financial Projections plus an estimate for the value of the firm beyond the period contained within the Financial Projections known as the terminal value.  The terminal value is derived by evaluating two (2) approaches:  1) applying a multiple to the Reorganized Debtors’ estimated EBITDA in the year following the period covered in the Financial Projections, discounted back to the assumed date of emergence by the Discount Rate; and 2) dividing the estimated unlevered free cash flow in the year following the period covered by the Financial Projections by the Discount Rate minus a range of perpetual growth rates, discounted back to the assumed date of emergence by the Discount Rate.

To estimate the Discount Rate, Lazard used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term debt-to-total capitalization ratio based on an assumed range of Reorganized Debtors’ pro forma capitalization and the average leverage ratio of the Peer Group.  Lazard calculated the cost of equity based on the “Capital Asset Pricing Model,” which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market.  To estimate the cost of debt, Lazard estimated what would be the Reorganized Debtors’ blended cost of debt based on current capital markets conditions and the financing costs for comparable companies with leverage similar to the Reorganized Debtors’ target capital structure.  In determining the terminal multiple, Lazard used a historical one year forward EBITDA multiple based on the Reorganized Debtors’ multiple range over the last five years.

Although formulaic methods are used to derive the key estimates for the DCF Analysis methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples.  Lazard calculated its DCF valuation on a range of Discount Rates, terminal value EBITDA multiples and perpetuity growth rates as indicated below:

Discounted Cash Flow Analysis Assumptions

Discount Rate	Terminal Multiple	Perpetuity Growth Rate

14.5% - 15.5%	6.5x – 7.5x	2.0% – 4.0%

In applying the above methodology, Lazard utilized management’s detailed Financial Projections for the period beginning July 31, 2010, and ending December 31, 2014, to derive unlevered after-tax free cash flows.  Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures.  For purposes of the DCF Analysis, the Reorganized Debtors are assumed to be full taxpayers at the applicable regional corporate income tax rates (the effective tax rate is assumed to be 40%).  Lazard assumes that the Debtors’ existing NOL carryforwards are fully utilized to offset some of the income resulting from the cancellation of debt upon the Effective Date.  Any cancellation of debt on the Effective Date in excess of the NOL carryforward is then utilized to reduce the tax basis in assets.  Further tax diligence will be required to confirm the underlying tax assumptions used in the valuation.

Comparable Company Analysis

The comparable company valuation analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics.  Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value) and minority interest less the market value of unconsolidated investments.  Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly sales, EBITDA and EBIT.  In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage, and business trends were examined.  Based on these analyses, financial multiples and ratios are calculated to apply to the Reorganized Debtors’ actual and projected operational performance.  Lazard focused primarily on EBITDA multiples of the selected comparable companies.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized Debtors.  Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, level of integration through the value chain, business risks, growth prospects, maturity of businesses, location, market presence, and size and scale of operations.  The selection of appropriate comparable companies is often difficult, a matter of judgment, and subject to limitations due to sample size and the availability of meaningful market-based information.

Lazard selected the following publicly traded companies (the “Peer Group”) on the basis of general comparability to the Reorganized Debtors in one or more of the factors described above: CEMEX, S.A.B. de C.V., Eagle Materials Inc., Texas Industries Inc., and Martin Marietta Materials Inc.  It should be noted that there is no pure-play, publicly traded North American ready mix concrete business.

Lazard calculated market multiples for the Peer Group based on 2010 and 2011 estimated EBITDA by dividing the enterprise value of each comparable companies as of April 27, 2010, by the projected 2010 and 2011 EBITDA as estimated by equity research analysts.  In determining the applicable EBITDA multiple ranges, Lazard considered a variety of factors, including both qualitative attributes and quantitative measures such as historical and projected revenue and EBITDA results, historical enterprise value/EBITDA trading multiples, EBITDA margins, financial distress impacting trading values, size, growth, positioning within the heavy building materials value chain, and similarity in business lines. Accordingly, a trading discount was applied to the Peer Group’s 2010 and 2011 EBITDA multiples based on the Reorganized Debtors’ historical trading multiples relative the selected Peer Group’s.  Based on this analysis, Lazard’s selected EBITDA multiple ranges for 2010 and 2011 EBITDA are set forth in the table below.

Enterprise Value/EBITDA Multiple
	Low	High	Peer Median

2010E	12.6x	13.6x	14.6x

2011E	10.5x	11.5x	12.5x

Lazard then applied the range of multiples described above to the Reorganized Debtors’ 2010E and 2011E income from operations before depreciation and amortization, impairment charges, stock compensation expense, and other operating expenses, such as special charges and loss on sale or retirement of assets (“Adjusted EBITDA”) to determine a range of Total Enterprise Value.

Precedent Transactions Analysis

The precedent transactions valuation analysis is based on the enterprise values of companies involved in public merger and acquisition transactions that have operating and financial characteristics similar to the Reorganized Debtors.  Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction.  As in a comparable company valuation analysis, those enterprise values are commonly expressed as multiples of various measures of operating statistics, such as sales, EBITDA, and EBIT.  Lazard reviewed industry-wide valuation multiples for companies in similar lines of business to the Reorganized Debtors.  The derived multiples are then applied to the Reorganized Debtors’ operating statistics to determine the Total Enterprise Value or value to a potential strategic buyer.  Similar to the comparable company analysis, Lazard focused mainly on EBITDA multiples in comparing the valuations of the Reorganized Debtors and the selected companies involved in relevant precedent transactions.

In addition, other factors not directly related to a company’s business operations can affect a valuation based on  precedent transactions, including:  (a) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (e.g., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (b) the market environment is not identical for transactions occurring at different periods of time; (c) the limited universe of public transaction information involving companies with similar product concentration; and (d) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

As with the comparable company analysis, because no precedent merger or acquisition used in any analysis will be identical to the target transaction, valuation conclusions cannot be based solely on quantitative results.  The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each target.  Many of the transactions also occurred under drastically different fundamental, credit, and other market conditions from those prevailing in the current marketplace.  Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition.  The number of completed transactions for which public data is available also limits this analysis.  Furthermore, the data available for all the precedent transactions may have discrepancies due to varying sources of information.  As described above, the precedent transactions analysis explains other aspects of value besides the inherent value of a company.  As a result of these significant limitations as to the usefulness of this methodology, Lazard's reliance on the precedent transactions analysis in determining the Total Enterprise Value was less than other methodologies.

In deriving a range of Total Enterprise Values for the Reorganized Debtors under this methodology, Lazard calculated multiples of total transaction value (“Transaction Value”) to the last twelve months (“LTM”) EBITDA of the acquired companies and applied these multiples to the 2009 Adjusted EBITDA for the Reorganized Debtors.

Lazard evaluated various merger and acquisition transactions that have occurred in the heavy building materials over the last twelve years. Lazard calculated multiples of the target companies by dividing the disclosed purchase price of the target’s equity, plus any debt assumed as part of the transaction less any cash on the target’s balance sheet, by estimated LTM EBITDA.  Based on this calculation and the qualitative factors described above, Lazard selected the EBITDA multiple ranges set forth in the table below:

Enterprise Value/ EBITDA Multiple

	Low	High	Precedent Median

LTM EBITDA	7.0x	8.0x	8.0x

Other Assets/ Liabilities Valuation

Other restructuring costs and professional fees were taken into account when estimating beginning cash balance of the Reorganized Debtors upon emergence.

Lazard estimated the enterprise value of the Michigan Joint Venture utilizing the same methodologies and assumptions described above.  All value to the Reorganized Debtors from its 60% equity interest in the Michigan Joint Venture is after distributions to creditors of the non-debtor entity.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY LAZARD.  THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION.  IN PERFORMING THESE ANALYSES, LAZARD AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS.  THE ANALYSES PERFORMED BY LAZARD ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

Liquidation Analysis

Under the “best interests” of creditors test set forth in 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each Holder of a Clam or an Interest who does not otherwise vote in favor of the plan with property of a value that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.  The Debtors, together with their Professionals, have prepared a liquidating analysis (the “Liquidation Analysis”), a copy of which is attached as Exhibit B, to assist Holders of Claims and Interests, as applicable, in determining whether to vote to accept or reject the Plan.

The Liquidation Analysis is based upon the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions. Further, the Liquidation Analysis is subject to the possibility of material change, including changes with respect to economic and business conditions and legal rulings.  Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided in the Liquidation Analysis.  The Liquidation Analysis is based on data and information as of February 28, 2010.  The Debtors make no representations as to changes to such data that may have occurred, or any information that may have become available, since that date.

The Debtors believe that the Plan satisfies the “best interests” test.  Specifically, Administrative Claims, Other Secured Claims, Priority Tax Claims, Other Priority Claims, and General Unsecured Claims are Unimpaired under the Plan and therefore do not receive less than the amount such Claims would receive in a chapter 7 liquidation.  In addition, the Debtors have a commitment from certain Holders of Note Claims, sufficient in both amount and number pursuant to section 1126(c) of the Bankruptcy Code, to ensure that the Class 4 Note Claims is an accepting Class, and Holders of Interests in U.S. Concrete, Inc., who would receive no recovery in a chapter 7 liquidation, will receive the New Warrants under the Plan.  Finally, Section 510(b) Claims also would receive no recovery in a chapter 7 liquidation and, therefore, are not receiving less recovery under the Plan.

Projected Financial Information

Attached as Exhibit C is projected financial statement information, including balance sheets, income statements, and statements of cash flows (collectively, the “Financial Projections”) for the Reorganized Debtors from January 1, 2010 through December 31, 2014 (the “Projection Period”). The Financial Projections assume an Effective Date of July 31, 2010.

The Financial Projections have been prepared by the Debtors’ management.  Such Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the rules and regulations of the United States Securities and Exchange Commission.  The Debtors relied upon the accuracy and completeness of publicly available information and portions of the information herein may be based upon certain statements, estimates, and forecasts provided by third parties with respect to the anticipated future performance of the Reorganized Debtors.  The Debtors did not attempt independently to audit or verify such information. Further, the Debtors’ independent accountants have neither examined nor compiled the accompanying actual results and projections and, accordingly, do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections and disclaim any association with the Financial Projections.  Except for purposes of this disclosure statement, the Debtors do not publish projections of their anticipated financial position or results of operations.

The Financial Projections contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are and will be beyond the control of the Reorganized Debtors, including the implementation of the Plan, the continuing availability of sufficient borrowing capacity or other financing to fund future principal payments of debt, existing and future governmental regulations and actions of government bodies, natural disasters and unusual weather conditions, and other market and competitive conditions. Holders of Claims and Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors and the Reorganized Debtors undertake no obligation to update any such statements.

The Financial Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Debtors, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market, and financial uncertainties and contingencies, many of which are and will be beyond the Reorganized Debtors’ control. The Debtors caution that no representations can be made or are made as to the accuracy of the historical financial information or the Financial Projections or to the Reorganized Debtors’ ability to achieve the projected results. Some assumptions may prove to be inaccurate. Moreover, events and circumstances occurring subsequent to the date on which the Financial Projections were prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. The Debtors and the Reorganized Debtors do not intend and undertake no obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date this Disclosure Statement is initially filed or to reflect the occurrence of unanticipated events. The Financial Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, Holders of Claims or Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

Creditors and other interested parties should see the section entitled “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections make certain assumptions regarding, among other things, the improved health of the U.S. economy, the growth in the construction sector, concrete demand for residential, commercial, and public works markets, level of competition in regional markets, the cost of raw materials, fleet efficiency, and the ability to ramp up operations. Moreover, the Financial Projections have been prepared based on assumption that the Effective Date will occur on July 31, 2010, and the Financial Projections assume the successful implementation of the Reorganized Debtors’ business plan. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable following Confirmation, there can be no assurance as to when the Effective Date actually will occur.

The Financial Projections are based on, among other things: (a) current and projected market conditions in each of the Reorganized Debtors’ respective markets; (b) the ability to maintain sufficient working capital to fund operations; and (c) Confirmation.

Risk Factors

Holders of Claims and Interests entitled to vote should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement and the documents delivered together herewith, referred to or incorporated by reference herein, prior to voting to accept or reject the Plan.  These factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation.

The conditions precedent to the Confirmation and Consummation of the Plan may not occur.

As more fully set forth in Article IX of the Plan, the occurrence of Confirmation of the Plan and the Effective Date are each subject to a number of conditions precedent.

•      Parties in Interest May Object to the Plan’s Classification of Claims and Interests.  Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class.  The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

•      The Debtors May Not Be Able to Satisfy Vote Requirements.  Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Class 4   if at least two-thirds in amount and more than one-half in number of the Allowed Claims that vote in each such Class, vote to accept the Plan, and pursuant to section 1126(d) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Class 7 if at least two-thirds in amount of Allowed Interests that vote in such Class 7, vote to accept the Plan.  There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims in Class 4.  If Class 4 votes to reject the Plan, the Debtors may elect to amend the Plan with the reasonable consent of counsel to the Informal Noteholders Committee, seek Confirmation regardless of the rejection, or proceed with liquidation.

•      The Debtors May Not Be Able to Secure Confirmation of the Plan.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that:  (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received.  Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan.  A dissenting Holder of an Allowed Claim or Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules.  Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and the voting results are appropriate, the Bankruptcy Court still can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan.  If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Allowed Interests will receive with respect to their Allowed Claims and Allowed Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation.  Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan.  Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

•      The Debtors May Pursue Nonconsensual Confirmation.  In the event that any impaired class of claims or Interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes.  The Debtors believe that the Plan satisfies these requirements and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion.  In addition, the pursuit of nonconsensual Confirmation or Consummation may result in, among other things, increased expenses relating to Professional Fee Claims.

•      The Debtors May Object to the Amount or Classification of a Claim or Interest.  Except as otherwise provided in the Plan, the Debtors and the Reorganized Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection.  Any Holder of a Claim or Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

•      The Debtor May Not Secure Adequate Financing to Consummate the Plan.  Consummation of the Plan is predicated upon the execution of the Exit Facility.  The Debtors have not yet received a commitment in connection with the contemplated Exit Facility, and, though material terms of the Exit Facility have been negotiated, there can be no assurance that the Debtors will be able to secure such financing upon the Effective Date.

•      The Effective Date May Not Occur.  Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

•      Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.  The distributions available to Holders of Allowed Claims and Allowed Interests under the Plan can be affected by a variety of contingencies, including whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, will not affect the validity of the vote taken by the impaired Classes entitled to vote to accept or reject the Plan or require any sort of revote by such impaired Classes.

If the conditions precedent to Confirmation are not met or waived, the Plan will not be confirmed; and if the conditions precedent to Consummation are not met or waived, the Effective Date will not take place.  In the event that the Plan is not confirmed or is not consummated, the Debtors may seek Confirmation of a new plan.  However, if the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, the Debtors may be forced to liquidate their assets.  While the Liquidation Analysis indicates that some Holders of Claims in Classes 1 and 2 would likely receive a full recovery, it also demonstrates that Holders of Claims in Classes 3 and 4 would likely receive only a partial recovery on account of their Claims, and that Holders of Interests in Class 7 would receive no recovery in a hypothetical chapter 7 liquidation.  For a more detailed description of the consequences of a liquidation scenario, see the Sections herein entitled “Best Interests Test” and “Findings of Liquidation Analysis,” respectively.

The Debtors cannot state with any degree of certainty what recovery will be available to Holders of Allowed Claims and Allowed Interests in voting Classes.

No less than three unknown factors make certainty of creditor recoveries under the Plan impossible.  First, the Debtors cannot know with any certainty, at this time, (a) how much money will remain after paying all Allowed Claims that are senior to the voting Classes or (b) the value of the Reorganized Debtors.  Second, the Debtors cannot know with any certainty, at this time, the number or amount of Claims that ultimately will be Allowed.  Third, the Debtors cannot know with any certainty, at this time, the number or size of Claims senior to the voting Classes or unclassified Claims that ultimately will be Allowed.

The Debtors may not be able to achieve their projected financial results or meet post-reorganization debt obligations.

The Financial Projections set forth on Exhibit C to this Disclosure Statement represent management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations, as well as the U.S. economy in general and the industry segments in which the Debtors operate in particular, and there is no guarantee that the Financial Projections will be realized.  The Debtors’ actual financial results may differ significantly from the Financial Projections.  To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, may be unable to meet their operational needs, and the value of the New Equity may thereby be negatively affected.  Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital.  The Reorganized Debtors may not be able to obtain such working capital when it is required.  Moreover, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on unreasonable or cost prohibitive terms.  For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors.  If any such required capital is obtained in the form of equity, the Interests of the holders of the then-existing New Equity could be diluted.

A liquid trading market for the New Equity is unlikely to develop.

A liquid trading market for the New Equity may not develop. As of the Effective Date, the parties intend to list the New Equity for trade on an over-the-counter market.  Consequently, the trading liquidity of the New Equity may be limited. The future liquidity of the trading market for the New Equity will depend upon, among other things, the number of holders of the New Equity and whether the stock is listed for trading on an exchange or over-the-counter market.

Estimated Valuation of the Reorganized Debtors, the New Equity, and the estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the potential market values (if any) of the New Equity.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Reorganized Debtors’ securities, if any.  The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Reorganized Debtors), including:  (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Reorganized Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

Upon Consummation of the Plan Certain Holders of Claims may be able to exert substantial influence over the Reorganized Debtors.

Upon Consummation of the Plan, certain Holders of Claims will receive distributions of outstanding shares of the New Equity, as contemplated by the Plan.  Certain Holders of Note Claims may be in a position to exercise substantial influence over the outcome of actions requiring stockholder approval, including, among other things, election of directors.  This concentration of ownership could also facilitate or hinder a negotiated change of control of the Debtors and, consequently, affect the value of the New Equity.

Certain tax implications of the Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized Debtors.

Holders of Allowed Claims and Allowed Interests should carefully review the Section herein entitled, “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors.

If the Debtors are unable to compete successfully, they could lose customers and their sales could decline.

The building materials industry is competitive and fragmented and includes both numerous small companies capable of competing in the Debtors’ markets on a local basis as well as several large companies that possess substantially greater financial and other resources than the Debtors, which local acumen or resources could allow them to compete more effectively.  Barriers to entry in many of the Debtors’ areas of operation are minimal and their competitors may offer products and services at a relatively low cost.  The Debtors believe that the principal competitive factors in the market areas that they serve are quality of product and service, price, availability, and technical proficiency.  The Debtors’ operations may be adversely affected if their current competitors or new market entrants introduce new products or services with better features, performance, prices, or other characteristics, or that better address environmental concerns, than the Debtors’ products and services.  Competitive pressures, excess capacity in the Debtors’ industry, or other factors also may result in significant price competition that could have a material adverse effect on their results of operations and financial condition.  Finally, competition among building materials providers is also affected by each provider’s reputation for safety and quality.

The turmoil presently existing in the financial markets and general economic conditions could negatively affect the Debtors’ financial performance.

The current crisis in the global credit and financial markets, and the inability of corporate borrowers to access the debt markets, may materially and adversely affect the Debtors’ ability to obtain sufficient financing to operate their business on a going-forward basis.  Further, the Debtors’ business may be adversely affected by the major recession currently being experienced in the United States.  The continuation or worsening of current economic conditions could cause customers to scale back on new or existing construction, which could adversely affect the Debtors’ revenues.

The Debtors’ operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets the Debtors serve.

The ready-mixed concrete and precast concrete businesses are seasonal.  In particular, demand for the Debtors’ products and services during the winter months is typically lower than in other months because of inclement winter weather.  In addition, sustained periods of inclement weather could postpone or delay construction projects over geographic regions of the United States, and, consequently, could adversely affect the Debtors’ business, financial condition, results of operations, and cash flows.  The relative demand for the Debtors’ products is a function of the highly cyclical construction industry.  As a result, the Debtors’ revenues may be adversely affected by declines in the construction industry generally and in the Debtors’ local markets.  The Debtors’ results also may be materially affected by:

•	the level of residential and commercial construction in regional markets, including reductions in the demand for new residential housing construction below current or historical levels;
•	the availability of funds for public or infrastructure construction from local, state, and federal sources;
•	unexpected events that delay or adversely affect the Debtors’ ability to deliver concrete according to customers’ requirements;
•	changes in interest rates and lending standards;
•	changes in the mix of the Debtors’ customers and business, which result in periodic variations in the margins of jobs performed during any particular quarter;
•	the timing and cost of acquisitions and difficulties or costs encountered when integrating acquisitions;
•	the budgetary spending patterns of customers;
•	increases in construction and design costs;
•	power outages and other unexpected delays;
•	the Debtors’ ability to control costs and maintain quality;
•	employment levels; and
•	regional or general economic conditions.

As a result, the Debtors’ operating results in any particular quarter may not be indicative of the results for any other quarter or for the entire year.  Furthermore, negative trends in the ready-mixed concrete industry or in the Debtors’ geographic markets could have material adverse effects on the Debtors’ business, financial condition, results of operations, and cash flows.

A disruption in the Debtors’ operations could materially affect their operating results.

Many of the Debtors’ facilities are located in areas that are vulnerable to natural disasters.  Hurricanes and the threat of hurricanes, especially during the second and third calendar quarters of the year, could impair the Debtors’ ability to operate in the southern United States coastal regions and land operations within the hurricane paths.

In addition, some of the Debtors’ plants are susceptible to damage from earthquakes.  The Debtors maintain only a limited amount of earthquake insurance, and, therefore, they are not fully insured against earthquake risk.  Any significant earthquake damage to the Debtors’ plants could materially adversely affect their business, financial condition results of operations, and cash flows.

The Debtors are subject to litigation which, if adversely determined, could result in substantial losses.

As described in the section herein entitled “Summary of Legal Proceedings,” the Debtors are, from time to time, during the ordinary course of operating their business, subject to various litigation claims and legal disputes, including contract, lease, employment, and regulatory claims.

Certain litigation claims may not be covered entirely or at all by the Debtors’ insurance policies, or their insurance carriers may seek to deny coverage.  In addition, litigation claims can be expensive to defend and may divert the Debtors’ attention from the operation of their business.  Further, litigation, even if without merit, can attract adverse media attention.  As a result, litigation can have a material adverse effect on the Debtors’ business and, because the Debtors cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce the Debtors’ earnings or result in losses.

Finally, the Proposed California Wage and Hour Settlement may not be approved, which could attract adverse media attention and significantly reduce the Debtors’ earnings or result in losses.

The Debtors depend on third parties for concrete equipment and supplies essential to operate their business.

The Debtors rely on third parties to sell or lease property, plant, and equipment to them and to provide supplies, including cement and other raw materials, necessary for their operations.  The Debtors cannot assure favorable working relationships with their suppliers in the future.  Also, there have historically been periods of supply shortages in the concrete industry, particularly in a strong economy.

If the Debtors are unable to purchase or lease necessary properties or equipment, their operations could be severely impacted.  If the Debtors lose their supply contracts and receive insufficient supplies from other third parties to meet their customers’ needs, or if their suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages, or distribution problems, the Debtors’ business, financial condition, results of operations, and cash flows could be materially adversely affected.

In 2006, cement prices rose at rates similar to those experienced in 2005 and 2004, as a result of strong domestic consumption driven largely by historic levels of residential construction that did not abate until the second half of 2006.  During 2007, 2008, and 2009, residential construction slowed significantly, which resulted in a decline in the demand for ready-mixed concrete.  Should demand increase substantially beyond the Debtors’ current expectations, the market could experience shortages of t cement in future periods, which could adversely affect the Debtors’ operating results, through the higher cost of raw materials.

Increased prices for raw materials or finished goods used in the Debtors’ products and/or interruptions in deliveries of raw materials or finished goods could adversely affect the Debtors’ profitability, margins, and revenues.

Raw aggregate materials essential to the Debtors’ business normally are readily available, though market conditions can trigger constraints in the supply chain of certain raw materials, such as sand, cement, and cementitious materials, the price of which directly affects the Debtors’ profitability.  The commodities the Debtors use may undergo major price fluctuations and there is no certainty that the Debtors will be able to pass these costs through to their customers.  The Debtors also may purchase raw materials and manufactured items from suppliers located in non-U.S. dollar-based economies.  Therefore, the Debtors may also be affected by fluctuations in currency exchange rates.  In certain instances, the Debtors depend upon single or limited source suppliers for the supply of raw materials.  This dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect the Debtors’ operations until arrangements with alternate suppliers could be made.

The Debtors’ net revenue attributable to infrastructure projects could be negatively impacted by a decrease or delay in governmental spending.

The Debtors business depends in part on the level of governmental spending on infrastructure projects in their markets.  Reduced levels of governmental funding for public works projects or delays in that funding could adversely affect the Debtors’ business, financial condition, results of operations, and cash flows.

Increases in labor costs, collective bargaining agreements, potential labor disputes, and work stoppages at the Debtors’ facilities or the facilities of their suppliers could materially adversely affect the Debtors’ financial performance.

The Debtors’ financial performance is affected by the availability of qualified personnel and the cost of labor.As of March 15, 2010, approximately 36%, of the Debtors’ Employees were covered by collective bargaining agreements, which expire between 2010 and 2013.  The Debtors’ inability to negotiate acceptable new contracts or extensions of existing contracts with these unions could cause work stoppages by the affected employees.  In addition, any new contracts or extensions could result in increased operating costs attributable to both union and nonunion employees.  If any such work stoppages were to occur, or if other of the Debtors’ Employees were to become represented by a union, the Debtors could experience a significant disruption of their operations and higher ongoing labor costs, which could materially adversely affect the Debtors’ business, financial condition, results of operations, and cash flows.  In addition, the coexistence of union and nonunion employees may impede the Debtors’ ability to integrate their operations efficiently.  Also, labor relations matters affecting the Debtors’ suppliers of cement and aggregates could adversely impact their business from time to time.

In addition, strikes, work stoppages, or slowdowns experienced by the Debtors’ suppliers and customers could result in slowdowns or closures of facilities where components of the Debtors’ products are manufactured or delivered.  Any interruption in the production or delivery of these components could reduce sales, increase costs, and have a material adverse affect on the Debtors’ business.

The Debtors contribute to 18 multiemployer pension plans on behalf of their Employees.  During 2006, the “Pension Protection Act of 2006” (the “PPA”) was signed into law.  For multiemployer defined benefit plans, the PPA establishes new funding requirements or rehabilitation requirements, creates additional funding rules for plans that are in endangered or critical status, and introduces enhanced disclosure requirements to participants regarding a plan’s funding status.  The Worker, Retiree and Employer Recovery Act of 2008 (the “WRERA”) was enacted in late 2008 and provided some funding relief to defined benefit plan sponsors affected by recent market conditions.  The WRERA allowed multiemployer plan sponsors to elect to retain their funding status from the preceding plan year (for example, a calendar year plan that was not in critical or endangered status for 2008 was able to elect to retain that status for 2009), and sponsors of multiemployer plans in endangered or critical status in plan years beginning in 2008 or 2009 were allowed a three-year extension of funding improvement or rehabilitation plans (extended the timeline for these plans to accomplish their goals from 10 years to 13 years, or from 15 years to 18 years for seriously endangered plans).  Additionally, if the Debtors were to withdraw partially or completely from any plan that is underfunded, they would be liable for a proportionate share of that plan’s unfunded vested benefits.  Based on the information available from plan administrators, the Debtors believe that their portion of the contingent liability in the case of a full or partial withdrawal from or termination of several of these plans or the inability of plan sponsors to meet the funding or rehabilitation requirements could be material to the Debtors’ business financial condition, results of operations, and cash flows.

As previously discussed, the Debtors were assessed a complete withdrawal liability from the Teamsters Local 641 Pension, in the amount of $1,376,505.  The Debtors are currently contesting this liability assessment.  In addition, on or about March 19, 2010, Local 863 Pension Fund filed suit against Debtor Eastern Concrete Materials, Inc., seeking damages amount to $1,802,583 plus attorneys fees and accruing interest for alleged missed minimum funding contributions to this multiemployer pension plan.  More information on the pension litigation can be found in the summary of legal proceedings section herein.

Further, many of the services that the Debtors provide and the products that they rent are complex, highly engineered, and often must perform or be performed in harsh conditions.  The Debtors’ success depends upon their ability to employ and retain technical personnel with the ability to design, utilize, and enhance these services and products.  In addition, the Debtors’ ability to expand their operations depends in part on their ability to increase their skilled labor force.  A significant increase in the wages paid by competing employers could result in a reduction of the Debtors’ skilled labor force, increases in the wage rates that they must pay, or both.  If either of these events were to occur, the Debtors’ cost structure could increase, their margins could decrease, and any growth potential could be impaired.

The Debtors’ business will suffer if certain of their key officers or employees discontinue their employment.

The success of the Debtors’ business is materially dependent upon the skills, experience, and efforts of certain of their key officers and employees.  The loss of key personnel could have a material adverse effect on the Debtors’ business, operating results, or financial condition.  The Debtors may not succeed in attracting and retaining the personnel they need to generate sales and to expand their operations successfully, and, in such event, the Debtors’ business could be materially and adversely affected.  The loss of the services of any key personnel, or the Debtors’ inability to hire new personnel with the requisite skills, could impair the Debtors’ ability to develop new products or enhance existing products, sell products to their customers, or manage their business effectively.

There are risks related to the Debtors’ internal growth and operating strategy.

The Debtors’ ability to generate internal growth will be affected by, among other factors, the Debtors’ ability to:

•	attract new customers;
•	differentiate themselves in a competitive market by emphasizing new product development and value added sales and marketing;
•	hire and retain employees; and
•	reduce operating and overhead expenses.

One key component of the Debtors’ operating strategy is to operate the businesses on a decentralized basis, with local or regional management retaining responsibility for day-to-day operations, profitability, and the internal growth of the individual business.  If the Debtors do not implement and maintain proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices and the Debtors’ overall profitability could be adversely affected.

The Debtors’ resources, including management resources, are limited and may be strained if they engage in a significant number of acquisitions.  Also, acquisitions may divert the management’s attention from initiating or carrying out programs to save costs or enhance revenues.

The Debtors’ inability to achieve internal growth could materially and adversely affect their business, financial condition, results of operations, and cash flows.

The Debtors’ may be unsuccessful in continuing to carry out their strategy of growth through acquisitions.

One of the Debtors’ principal growth strategies has been to increase revenues and the number of markets served and to continue selectively entering new geographic markets through the acquisition of additional businesses that produce and distribute ready-mixed concrete, precast concrete products, aggregates products, and related businesses.  The Debtors may not be able to acquire suitable acquisition candidates at reasonable prices and on other reasonable terms for a number of reasons, including the following:

•	the acquisition candidates identified may be unwilling to sell;
•	the Debtors may not have sufficient capital to pay for acquisitions; and
•	competitors in the Debtors’ industry may outbid them.

In addition, there are risks associated with any acquisitions the Debtors complete.  The Debtors may face difficulties integrating the newly acquired businesses into their operations efficiently and on a timely basis.  They also may experience unforeseen difficulties managing the increased scope, geographic diversity, and complexity of the Debtors’ operations or mitigating contingent or assumed liabilities, potentially including liabilities the Debtors do not anticipate.

The Debtors results of operations could be adversely affected as a result of goodwill impairments.

Goodwill represents the amount by which the total purchase price the Debtors have paid for acquisitions exceeds the estimated fair value of the net tangible assets acquired.   The Debtors generally test for goodwill impairment in the fourth quarter of each year, because this period gives the best visibility of the reporting units’ operating performances for the current year (seasonally, April through October are the Debtors’ highest revenue and production months) and outlook for the upcoming year, since much of the customer base is finalizing operating and capital budgets.

During the third quarter of 2009, the Debtors performed an impairment test of their goodwill in conjunction with the sale of plants in Sacramento, California and due to depressed economic conditions. This resulted in an impairment of $45.8 million. During the fourth quarters of 2008 and 2007, the Debtors performed the annual test of goodwill, which resulted in impairments of $135.3 million and $81.9 million, respectively.  In 2009, the Debtors’ goodwill impairment included a $42.2 million write-down in the Debtors’ northern California reporting unit and the remainder in the Debtors’ Atlantic Region reporting unit. The U.S. recession and downturn in the U.S. construction markets has continued to impact the Debtors’ revenue and expected future growth. The cost of capital has increased while the availability of funds from capital markets has not improved significantly. Lack of available capital impacts the Debtors’ end-use projections. The downturn in residential construction has not improved and the Debtors are now seeing the recession affect the commercial sector of their revenue base.  In addition, the California budget crisis has affected public works spending in this market.

As of December 31, 2009, goodwill represented approximately 3.6% of  the Debtors’ total assets.  The Debtors can provide no assurance that future goodwill impairments will not occur.  If the Debtors determine that any of their remaining balance of goodwill is impaired, they will be required to take an immediate noncash charge to earnings.

Governmental regulations, including environmental regulations, may result in increases in the Debtors’ operating costs and capital expenditures and decreases in the Debtors’ earnings.

A wide range of federal, state, and local laws, ordinances and regulations apply to the Debtors’ operations, including the following matters:

•	land usage;
•	street and highway usage;
•	noise levels; and
•	health, safety, and environmental matters.

In many instances, the Debtors must have various certificates, permits, or licenses in order to conduct their business.  The Debtors’ failure to maintain required certificates, permits, or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of the Debtors’ authority to conduct some of their operations.  Delays in obtaining approvals for the transfer or grant of certificates, permits, or licenses, or failure to obtain new certificates, permits, or licenses, could impede the implementation of the Debtors’ acquisition program.

The Debtors’ operations involve providing products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics.  If the Debtors fail or are unable to provide products meeting these requirements and specifications, material claims may arise against the Debtors’ and their reputation could be damaged.  In the past, the Debtors have had significant claims of this kind asserted against them that they have resolved.  There currently are claims, and the Debtors expect that in the future there will be additional claims, of this kind asserted against them.  If a significant product-related claim or claims are resolved against the Debtors in the future, that resolution may have a material adverse effect on the Debtors’ business, financial condition, results of operations, and cash flows.

Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in costs for future environmental compliance and remediation.  Some environmental laws and regulations may impose strict liability, which means that in some situations the Debtors could be exposed to liability as a result of conduct of, or conditions caused by, prior operators or  third parties, though the Debtors’ conduct was lawful at the time it occurred.  Clean-up costs and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations could be substantial and could have a material adverse effect on the Debtors’ financial condition, results of operations, and cash flows.  The Debtors’ compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements, or the future discovery of environmental conditions may require the Debtors to make unanticipated material expenditures.  The Debtors generally do not maintain insurance to cover environmental liabilities.

The Debtors operations are subject to various hazards that may cause personal injury or property damage and increase the Debtors operating costs.

Operating mixer trucks, particularly when loaded, expose the Debtors’ drivers and others to traffic hazards.  The Debtors’ drivers are subject to the usual hazards associated with providing services on construction sites, while their plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.  Operating hazards can cause personal injury and loss of life, damage to or destruction of property, plants and equipment, and environmental damage.  Although the Debtors conduct training programs designed to reduce these risks, they cannot eliminate these risks.

Increasing insurance claims and expenses could lower the Debtors’ profitability and increase their business risk.

The nature of the Debtors’ business subjects them to product liability, property damage, and personal injury claims.  The Debtors evaluate certain of their risks and insurance coverage annually.  While the Debtors believe that they have obtained sufficient insurance coverage with respect to the occurrences of casualty damage to cover losses that could result from the acts or events described above for the next year, the Debtors may not be able to obtain sufficient or similar insurance for later periods and cannot predict whether they will encounter difficulty in collecting on any insurance claims it may submit, including claims for business interruption.

The Debtors maintain insurance coverage in amounts they believe are in accord with industry practice for personal injury claims; however, this insurance may not be adequate to cover all losses or liabilities the Debtors may incur in their operations, and the Debtors may not be able to maintain insurance of the types or at levels the Debtors deem necessary or adequate or at rates they consider reasonable.  A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Debtors financial condition, results of operations, and cash flows.

In addition, over the last several years, insurance carriers have raised premiums for many companies operating in the Debtors’ industry.  Increased premiums may further increase the Debtors’ insurance expense as coverage expires.  If the number or severity of claims within the Debtors’ self-insured retention increases, they could suffer losses in excess of their reserves.  An unusually large liability claim or a string of claims based on a failure repeated throughout the Debtors’ mass production process may exceed the Debtors’ insurance coverage or result in direct damages if the Debtors were unable or elected not to insure against certain hazards because of high premiums or other reasons.  In addition, the availability of, and the Debtors’ ability to collect on, insurance coverage is often subject to factors beyond the Debtors’ control.

The insurance policies the Debtors maintain are subject to varying levels of deductibles.  Losses up to the deductible amounts are accrued based on the Debtors’ estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported.  If the Debtors were to experience insurance claims or costs above their estimates, the Debtors’ business, financial condition, results of operations, and cash flows might be materially and adversely affected.

The Debtors’ overall profitability is sensitive to price changes and minor variations in sales volumes.

Generally, the Debtors’ products are price-sensitive.  Prices for the Debtors’ products are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions, and market conditions, all of which are beyond the Debtors’ control.  Because of the fixed-cost nature of the Debtors’ business, their overall profitability is sensitive to price changes and minor variations in sales volumes.

The Debtors’ historical financial information may not be comparable to the financial information of the Reorganized Debtors.

As a result of the Consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

The financial information is based on the Debtors’ books and records and, unless otherwise stated, no audit was performed.

The financial information contained in this Disclosure Statement has not been audited.  In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation.  Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

No legal or tax advice is provided by this Disclosure Statement.

This Disclosure Statement is not legal advice to any Entity.  The contents of this Disclosure Statement should not be construed as legal, business, or tax advice.  Each Holder of a Claim or Interest should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim or Interest.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation of the Plan.

No admissions made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims and Allowed Interests, or any other parties in interest.

Failure to identify litigation claims or projected objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement.  The Debtors or the Reorganized Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

Information was provided by the Debtors and was relied upon by the Debtors’ advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement.  Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

No representations outside this Disclosure Statement are authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to counsel to the Debtors, counsel to the Notes Committee, and the Office of the United States Trustee for the District of Delaware.

Confirmation of the Plan

The Confirmation Hearing

The Bankruptcy Court has scheduled the Confirmation Hearing for July 23, 2010 at 9:30 a.m., prevailing Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 North Market Street, 6th Floor, Courtroom 1, Wilmington, Delaware 19801.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or by any notice of adjournment of the Confirmation Hearing filed by the Debtors and posted on their website at http://dm.epiq11.com/usconcrete.

Requirements For Confirmation of the Plan

Among the requirements for the Confirmation of the Plan are that the Plan (a) is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (b) is feasible, and (c) is in the “best interests” of Holders of Claims and Interests that are Impaired under the Plan.

Requirements of Section 1129(a) of the Bankruptcy Code

The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before a bankruptcy court may confirm a plan of reorganization:

•	The plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponents of the plan comply with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.

•
Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, a bankruptcy court as reasonable.

•
The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policies.

•
The proponent of the plan has disclosed the identity of any “insider” (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtors and the nature of any compensation for such insider.

•	With respect to each holder within an impaired class of claims or interests —

-
each such holder (a) has accepted the plan, or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

-
if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class due to its election to retain a lien, each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims.

•	With respect to each class of claims or interests, such class (a) has accepted the plan, or (b) is not impaired under the plan (subject to the “cramdown” provisions discussed below).

•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:

-
with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim, unless otherwise agreed;

-
with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

-
with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

•
If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any “insider,” as defined in section 101 of the Bankruptcy Code.

•
Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

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All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

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The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(i)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

Best Interests of Creditors

Notwithstanding acceptance of a plan by each impaired class, to confirm a plan, a bankruptcy court must determine that it is in the best interests of each holder of a claim or interest in any such impaired class that has not voted to accept the plan.  Accordingly, if an impaired class does not unanimously accept a plan, the “best interests” test requires that a bankruptcy court find that the plan provides to each member of such impaired class a recovery on account of the member’s claim or Interest that has a value, as of the effective date of the plan, at least equal to the value of the distribution that each such member would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.  For additional information, as well as the Debtors’ “best interests” analysis, please see the Section entitled “Liquidation Analysis.”

Acceptance

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class.

Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtors, or any successor to the debtors (unless such liquidation or reorganization is proposed in the plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan.  As part of this analysis, the Debtors have prepared the Financial Projections.  Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Code permits confirmation of a plan of reorganization notwithstanding rejection of the plan by an impaired class so long as (a) the plan of reorganization otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan of reorganization without taking into consideration the votes of any insiders in such class, and (c) the plan of reorganization is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted such plan.  These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.

“Fair and Equitable”

The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors, and Interest holders as follows:

Secured Creditors

A plan of reorganization is fair and equitable as to an impaired class of secured claims that rejects the plan if the plan provides:  (a) that each of the holders of the secured claims included in the rejecting class (i) retains the liens securing its claim to the extent of the allowed amount of such claim, to the extent of the allowed amount of such claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan of reorganization, at least equal to the value of such Holder’s interest in the Estate’s interest in such property; (b) that each of the holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds in accordance with clause (a) or (b) of this paragraph.

Unsecured Creditors

A plan of reorganization is fair and equitable as to an impaired class of unsecured claims that rejects the plan if the plan provides that:  (a) each Holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the amount of its allowed claim; or (b) the holders of claims and Interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior claims or interests.

Holders of Interests

A plan of reorganization is fair and equitable as to an impaired class of Interests that rejects the plan if the plan provides that:  (a) each holder of an Interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such holder is entitled, or (iii) the value of the interest; or (b) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior interest.

The Plan is fair and equitable as to Holders of Claims in Class 4 because, pursuant to the Plan Support Agreement, the Debtors have sufficient support from such Holders so that such Classes vote to accept the Plan.  The Plan is fair and equitable as to Holders of Claims in Classes 1, 2, 3, 5, and 6 because the Plan provides that their Allowed Claims and Allowed Interests are Unimpaired.  The Plan is fair and equitable as to Holders of Interests in Class 7 because such Holders stand to recover more under the Plan than in a hypothetical chapter 7 liquidation (where such Holders would receive no recovery).  The Debtors believe the Plan is fair and equitable as to Holders of Claims in Class 8, who are conclusively deemed to have rejected the Plan, because there are no Claims or Interests junior to Class 8 Claims and, as such, the Plan does not provide any distribution to such Claims or Interests.

“Unfair Discrimination”

A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally to other classes similarly situated and no such class receives more than it is legally entitled to receive for its claims or interests.

The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.  The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

Valuation of the Debtors

In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors.  Accordingly, such valuation is set forth in the Section herein entitled “Valuation Analysis.”

Effect of Confirmation of the Plan

Retention of Jurisdiction by the Bankruptcy Court

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.          allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including (i) the resolution of any request for payment of any Administrative Claim, and (ii) the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.          decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.          resolve any matters related to:  (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.          ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.          adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.          adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.          enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.          enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.           resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.         issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

13.         enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.         determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15.         enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16.         adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.         determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.         hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.         hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII of the Plan, regardless of whether such termination occurred prior to or after the Effective Date;

22.         enforce all orders previously entered by the Bankruptcy Court; and

23.         hear any other matter not inconsistent with the Bankruptcy Code.

Settlement, Release, Injunction, and Related Provisions

Compromise and Settlement

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE ALLOWANCE, CLASSIFICATION, AND TREATMENT OF ALL ALLOWED CLAIMS AND THEIR RESPECTIVE DISTRIBUTIONS AND TREATMENTS HEREUNDER TAKES INTO ACCOUNT AND CONFORMS TO THE RELATIVE PRIORITY AND RIGHTS OF THE CLAIMS AND THE INTERESTS IN EACH CLASS IN CONNECTION WITH ANY CONTRACTUAL, LEGAL, AND EQUITABLE SUBORDINATION RIGHTS RELATING THERETO WHETHER ARISING UNDER GENERAL PRINCIPLES OF EQUITABLE SUBORDINATION, SECTION 510 OF THE BANKRUPTCY CODE, OR OTHERWISE.  AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH RIGHTS DESCRIBED IN THE PRECEDING SENTENCE ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT HERETO.  THE CONFIRMATION ORDER WILL CONSTITUTE THE BANKRUPTCY COURT’S FINDING AND DETERMINATION THAT THE SETTLEMENTS REFLECTED IN THE PLAN ARE (1) IN THE BEST INTERESTS OF THE DEBTORS, THEIR ESTATES, AND ALL HOLDERS OF CLAIMS, (2) FAIR, EQUITABLE, AND REASONABLE, (3) MADE IN GOOD FAITH, AND (4) APPROVED BY THE BANKRUPTCY COURT PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019.  IN ADDITION, THE ALLOWANCE, CLASSIFICATION, AND TREATMENT OF ALLOWED CLAIMS TAKE INTO ACCOUNT ANY CAUSES OF ACTION, WHETHER UNDER THE BANKRUPTCY CODE OR OTHERWISE UNDER APPLICABLE NON-BANKRUPTCY LAW, THAT MAY EXIST BETWEEN THE DEBTORS AND ANY RELEASED PARTY; AS OF THE EFFECTIVE DATE, ANY AND ALL SUCH CAUSES OF ACTION ARE SETTLED, COMPROMISED, AND RELEASED PURSUANT HERETO.  THE CONFIRMATION ORDER SHALL APPROVE THE RELEASES BY ALL ENTITIES OF ALL SUCH CONTRACTUAL, LEGAL, AND EQUITABLE SUBORDINATION RIGHTS OR CAUSES OF ACTION THAT ARE SATISFIED, COMPROMISED, AND SETTLED PURSUANT HERETO.  NOTHING IN ARTICLE VIII.A OF THE PLAN SHALL COMPROMISE OR SETTLE IN ANY WAY WHATSOEVER, ANY CAUSES OF ACTION THAT THE DEBTORS OR THE REORGANIZED DEBTORS, AS APPLICABLE, MAY HAVE AGAINST A NON-RELEASED PARTY OR PROVIDE FOR THE INDEMNITY OF ANY NON-RELEASED PARTY.

IN ACCORDANCE WITH THE PROVISIONS OF THIS PLAN, AND PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019, WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AFTER THE EFFECTIVE DATE (1) THE REORGANIZED DEBTORS MAY, IN THEIR SOLE AND ABSOLUTE DISCRETION, COMPROMISE AND SETTLE CLAIMS AGAINST THE DEBTORS AND (2) THE REORGANIZED DEBTORS MAY, IN THEIR SOLE AND ABSOLUTE DISCRETION, COMPROMISE AND SETTLE CAUSES OF ACTION AGAINST OTHER ENTITIES.

Discharge of Claims and Termination of Interests

PURSUANT TO SECTION 1141(D) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR IN ANY CONTRACT, INSTRUMENT, OR OTHER AGREEMENT OR DOCUMENT CREATED PURSUANT TO THE PLAN, THE DISTRIBUTIONS, RIGHTS, AND TREATMENT THAT ARE PROVIDED IN THE PLAN SHALL BE IN COMPLETE SATISFACTION, DISCHARGE, AND RELEASE, EFFECTIVE AS OF THE EFFECTIVE DATE, OF CLAIMS (INCLUDING ANY INTERCOMPANY CLAIMS RESOLVED OR COMPROMISED AFTER THE EFFECTIVE DATE BY THE REORGANIZED DEBTORS), INTERESTS, AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS OR INTERESTS FROM AND AFTER THE PETITION DATE, WHETHER KNOWN OR UNKNOWN, AGAINST, LIABILITIES OF, LIENS ON, OBLIGATIONS OF, RIGHTS AGAINST, AND INTERESTS IN, THE DEBTORS OR ANY OF THEIR ASSETS OR PROPERTIES, REGARDLESS OF WHETHER ANY PROPERTY SHALL HAVE BEEN DISTRIBUTED OR RETAINED PURSUANT TO THE PLAN ON ACCOUNT OF SUCH CLAIMS AND INTERESTS, INCLUDING DEMANDS, LIABILITIES, AND CAUSES OF ACTION THAT AROSE BEFORE THE EFFECTIVE DATE, ANY LIABILITY (INCLUDING WITHDRAWAL LIABILITY) TO THE EXTENT SUCH CLAIMS OR INTERESTS RELATE TO SERVICES PERFORMED BY EMPLOYEES OF THE DEBTORS PRIOR TO THE EFFECTIVE DATE AND THAT ARISE FROM A TERMINATION OF EMPLOYMENT, ANY CONTINGENT OR NON-CONTINGENT LIABILITY ON ACCOUNT OF REPRESENTATIONS OR WARRANTIES ISSUED ON OR BEFORE THE EFFECTIVE DATE, AND ALL DEBTS OF THE KIND SPECIFIED IN SECTIONS 502(G), 502(H), OR 502(I) OF THE BANKRUPTCY CODE; PROVIDED, HOWEVER, THAT, UPON THE EFFECTIVE DATE, ALL ALLOWED GENERAL UNSECURED CLAIMS SHALL BE REINSTATED AND SHALL NOT BE SUBJECT TO THE DISCHARGE PROVISIONS OF ARTICLE VIII.B OF THE PLAN.  ANY DEFAULT BY THE DEBTORS OR AFFILIATES WITH RESPECT TO ANY CLAIM OR INTEREST THAT EXISTED IMMEDIATELY PRIOR TO OR ON ACCOUNT OF THE FILING OF THE CHAPTER 11 CASES SHALL BE DEEMED CURED ON THE EFFECTIVE DATE.  THE CONFIRMATION ORDER SHALL BE A JUDICIAL DETERMINATION OF THE DISCHARGE OF ALL CLAIMS AND INTERESTS SUBJECT TO THE EFFECTIVE DATE OCCURRING.  ARTICLE VIII.B OF THE PLAN ALSO SHALL APPLY TO ANY AND ALL CLAIMS AGAINST THE NON-FILERS ON ACCOUNT OF OR RELATING TO THE NOTES.

Releases

Release of Liens

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, OR IN ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED PURSUANT TO THE PLAN, ON THE EFFECTIVE DATE AND CONCURRENTLY WITH THE APPLICABLE DISTRIBUTIONS MADE PURSUANT TO THE PLAN AND, IN THE CASE OF A SECURED CLAIM, SATISFACTION IN FULL OF THE PORTION OF THE SECURED CLAIM THAT IS ALLOWED AS OF THE EFFECTIVE DATE, ALL MORTGAGES, DEEDS OF TRUST, LIENS, PLEDGES, OR OTHER SECURITY INTERESTS AGAINST ANY PROPERTY OF THE ESTATES SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL OF THE RIGHTS, TITLE, AND INTERESTS OF ANY HOLDER OF SUCH MORTGAGES, DEEDS OF TRUST, LIENS, PLEDGES, OR OTHER SECURITY INTERESTS SHALL REVERT TO THE REORGANIZED DEBTORS AND THEIR SUCCESSORS AND ASSIGNS.

Releases by the Debtors

PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, FOR GOOD AND VALUABLE CONSIDERATION, ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES ARE DEEMED RELEASED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS, AND THE ESTATES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR THAT COULD POSSIBLY HAVE BEEN ASSERTED ON BEHALF OF THE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS OR THEIR AFFILIATES, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND RELATED DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE CONFIRMATION DATE OF THE PLAN, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATED TO ANY CONTRACTUAL OR FIXED MONETARY OBLIGATION OWED TO THE DEBTORS OR THE REORGANIZED DEBTORS. NOTWITHSTANDING ANY OTHER PROVISION OF THE PLAN TO THE CONTRARY, THE DEBTORS AND THE NON-FILERS DO NOT RELEASE AND SHALL NOT BE DEEMED TO HAVE RELEASED ANY CLAIMS, RIGHTS, OR CAUSES OF ACTION RELATED TO THE OPERATION OF THE MICHIGAN JOINT VENTURE, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, RIGHTS, OR CAUSES OF ACTION AGAINST THE MICHIGAN JOINT VENTURE ENTITIES OR THE MICHIGAN JOINT VENTURE PARTNER OR ANY RIGHTS UNDER ANY AGREEMENTS RELATED TO THE MICHIGAN JOINT VENTURE.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS:  (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THIS ARTICLE VIII.D; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

Releases by Holders of Claims and Interests

EXCEPT AS PROVIDED IN THE LAST SENTENCE OF ARTICLE VIII.E OF THE PLAN, AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR AN INTEREST IN THE DEBTORS, EXCEPT TO THE EXTENT THAT SUCH HOLDER EITHER VOTED TO REJECT THE PLAN OR IS CLASSIFIED IN A CLASS THAT IS DEEMED TO REJECT THE PLAN, SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED THE THIRD PARTY RELEASEES FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR IN ANY WAY RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE NON-FILERS, THE DEBTORS’ RESTRUCTURING, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN, THE RELATED DISCLOSURE STATEMENT, THE RELATED PLAN SUPPLEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS:  (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THIS ARTICLE VIII.E; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE, AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY ENTITY GRANTING A THIRD PARTY RELEASE FROM ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD PARTY RELEASE.

NOTHING IN THIS THIRD PARTY RELEASE SHALL BE DEEMED TO RELEASE OR IMPAIR ANY ALLOWED GENERAL UNSECURED CLAIM AGAINST THE DEBTORS, AND ALL ALLOWED GENERAL UNSECURED CLAIMS AGAINST THE DEBTORS SHALL BE REINSTATED UNDER THE PLAN.

Exculpation

NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM ANY EXCULPATED CLAIM OR ANY OBLIGATION, CAUSE OF ACTION, OR LIABILITY FOR ANY EXCULPATED CLAIM; PROVIDED, HOWEVER, THAT THE FOREGOING “EXCULPATION” SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED FURTHER THAT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO, OR IN CONNECTION WITH, THE PLAN.  THE DEBTORS AND THE REORGANIZED DEBTORS (AND EACH OF THEIR RESPECTIVE AFFILIATES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, AND ATTORNEYS) HAVE PARTICIPATED IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE SOLICITATION AND DISTRIBUTION OF THE SECURITIES PURSUANT TO THE PLAN, AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D OR ARTICLE VIII.E HEREOF, DISCHARGED PURSUANT TO ARTICLE VIII.A HEREOF, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.F HEREOF ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, THE NON-FILERS, THE REORGANIZED DEBTORS, THE RELEASED PARTIES, OR THE EXCULPATED PARTIES:  (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OR ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.  SUBJECT ONLY TO ENTRY OF A FINAL ORDER APPROVING THE CALIFORNIA WAGE AND HOUR 9019 MOTION, THE CALIFORNIA WAGE AND HOUR LITIGATION IS PERMANENTLY ENJOINED BY THIS ARTICLE VIII.G AND EACH AND EVERY PLAINTIFF, CLASS MEMBER, OR PARTY TO THE CALIFORNIA WAGE AND HOUR LITIGATION IS PERMANENTLY BOUND BY THIS INJUNCTION.

Important Securities Laws Disclosure

Under the Plan, shares of New Equity will be distributed to Holders of Claims in Class 4 and New Warrants will be issued to Holders of Interests in Class 7.

New U.S. Concrete Holdings and the Reorganized Debtors will rely on section 1145 of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and distribution of the New Equity.  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws when such securities are to be exchanged for claims or principally in exchange for claims and partly for cash.  In general, securities issued under section 1145 may be resold without registration unless the recipient is an “underwriter” with respect to those securities.  Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

1.           purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

2.           offers to sell securities offered under a plan of reorganization for the holders of those securities;

3.           offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities, and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

4.           is an issuer with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

To the extent that Entities who receive the New Equity are deemed to be “underwriters,” resales by those Entities would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code.  Those Entities would, however, be permitted to sell New Equity or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”

Under certain circumstances, Holders of New Equity deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state securities laws.  Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met.  These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker,” and that notice of the resale be filed with the SEC.

Nominee Voting Instructions

Only the Holders of Claims in Class 4 and Holders of Interests in Class 7 are entitled to vote to accept or reject the Plan, and such Holders may do so by completing the appropriate Ballots and returning them in the envelope provided.  The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting to accept or reject the Plan, and such abstentions will not be counted as votes to accept or reject the Plan.  Voting instructions are attached to each Beneficial Holder Ballot.

With respect to Holders of the Claims in Class 4 and Interests in Class 7, a broker, dealer, commercial bank, trust company, or other agent or nominee of beneficial holders (each, a “Nominee”) should deliver the Beneficial Holder Ballot and other documents relating to the Plan, including this Disclosure Statement, to each beneficial holder (“Beneficial Holder”) of the eligible Note Claims or Interests in U.S. Concrete, Inc., as applicable, for which they serve as Nominee.

A Nominee has two options with respect to voting.  Under the first option, the Nominee will forward the solicitation package, including the Beneficial Holder Ballot and related subscription forms, to each Beneficial Holder for voting and include a return envelope provided by and addressed to the Nominee so that the Beneficial Holder may return the completed Beneficial Holder Ballot to the nominee.  Upon receipt of the Beneficial Holder Ballots, the Nominee will summarize the individual votes of its respective Beneficial Holders on the appropriate Master Ballot and then return the master ballot to the voting agent before the Voting Deadline.

Under the second option, if the Nominee elects to “pre-validate” Beneficial Holder Ballots:

The Nominee shall forward the solicitation package or copies thereof (including (a) this Disclosure Statement (together with the Plan attached thereto as Exhibit A, and all other exhibits), (b) an individual Beneficial Holder Ballot that has been pre-validated, as indicated in the paragraph immediately below, and (c) a return envelope provided by and addressed to the Notice, Claims, and Balloting Agent) to the Beneficial Holder within five business days of the receipt by such nominee of the solicitation package in a manner customary in the securities industry;

To “pre-validate” a Beneficial Holder Ballot, the Nominee shall complete and execute the Beneficial Holder Ballot and indicate on the Beneficial Holder Ballot the name of the registered Holder, the amount of securities held by the Nominee for the Beneficial Holder, and the account number(s) for the account(s) in which such securities are held by the Nominee; and

The Beneficial Holder shall return the pre-validated Beneficial Holder Ballot to the Notice, Claims, and Balloting Agent by the Voting Deadline.

If a Master Ballot is received after the Voting Deadline, the votes and elections on such Master Ballot may be counted only in the sole and absolute discretion of the Debtors.  The method of delivery of a Master Ballot to be sent to the Notice, Claims, and Balloting Agent is at the election and risk of each Nominee.  Except as otherwise provided in this Disclosure Statement, such delivery will be deemed made only when the executed Master Ballot is actually received by the Notice, Claims, and Balloting Agent.  Instead of effecting delivery by mail, it is recommended, though not required, that such entities use an overnight or hand delivery service.  In all cases, sufficient time should be allowed to assure timely delivery.  No Beneficial Holder Ballot should be sent to the Debtors, or the Debtors’ financial or legal advisors, but only to the Notice, Claims, and Balloting Agent as set forth under “How do I vote for or against the Plan?” in the Section herein entitled “Questions and Answers Regarding this Disclosure Statement and the Plan.”

Nominees must provide appropriate information for each of the items on the Master Ballot, including identifying the votes to accept or reject the Plan.

By returning a Master Ballot, each Nominee will be certifying to the Debtors and the Bankruptcy Court, among other things, that:

•
it has received a copy of the Disclosure Statement, the Beneficial Holder Ballots, and the Solicitation Package and has delivered the same to the Beneficial Holders listed on the Beneficial Holder Ballots or to any intermediary Nominee, as applicable.

•	it has received a completed and signed Beneficial Holder Ballot from each Beneficial Holder for which it is a Nominee or from an intermediary Nominee, as applicable;

•	it is the registered Holder of the Note Claims being voted;

•	it has authorized by each such Beneficial Holder or intermediary Nominee, as applicable, to vote on the Plan and to make applicable elections;

•
it has properly disclosure: (i) the number of Beneficial Holders who contemplated Beneficial Holder Ballots; (ii) the respective amounts of the Note Claims owned, as may be, by each Beneficial Holder who completed a Beneficial Holder Ballot; (iii) each such Beneficial Holder’s respective vote concerning the Plan; (iv) each such Beneficial Holder’s certification as to the other Note Claims voted; and (v) the customer account or other identification number for each such Beneficial Holder;

•	each such Beneficial Holder has certified to the undersigned or to an intermediary Nominee, as applicable, that it is eligible to vote on the Plan;

•
each such Beneficial Holder has certified to the Nominee that such Beneficial Holder has not submitted any other ballot for such Claims held in other accounts or other names, or, if it has submitted another ballot held in other accounts or names, that the Beneficial Holders has certified to the Nominee that such Beneficial Holder has cast the same vote for such Claims, and the undersigned has identified such other accounts or owner and such other ballots; and

•
It will maintain Beneficial Holder Ballots and evidence of separate transactions returned by Beneficial Holders or by intermediary Nominees (whether properly completed or defective) for at least one year after the Voting Deadline and disclose all such information to the Bankruptcy Court or the Debtors, as the case may be, if so ordered.

Except as otherwise provided herein, each Master Ballot must be returned in sufficient time to allow it to be RECEIVED by the Notice, Claims, and Balloting Agent by no later than the Voting Deadline.

Certain U.S. Federal Income Tax Consequences of the Plan

The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, New U.S. Concrete Holdings, the Holders of Claims, and the Holders of Interests in U.S. Concrete, Inc. based upon the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury regulations promulgated thereunder, judicial authorities, and current administrative rulings and practices now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action.  Any such change could be retroactively applied in a manner that could adversely affect the Debtors, New U.S. Concrete Holdings, Holders of Claims, or Holders of Interests.  In particular, some of the consequences discussed herein are based on Treasury regulations or IRS Notices that have been proposed but not finalized, which regulations are particularly susceptible to change at any time.

The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below.  The Debtors have not requested, nor do they intend to request, a tax ruling from the Internal Revenue Service (the “IRS”).  Consequently, there can be no assurance that the treatment set forth in the following discussion will be accepted by the IRS.  Further, the federal income tax consequences to the Debtors, New U.S. Concrete Holdings, Holders of Claims, and Holders of Interests may be affected by matters not discussed below.  For example, the following discussion does not address state, local, or foreign tax considerations that may be applicable and the discussion does not address the tax consequences of the Plan to certain types of Holders of Claims and Holders of Interests, creditors and stockholders (including foreign persons, financial institutions, life insurance companies, tax-exempt organizations, and taxpayers who may be subject to the alternative minimum tax) who may be subject to special rules not addressed herein.  The following discussion assumes that Holders of Claims and Holders of Interests hold such Claims and Interests as “capital assets” within the meaning of Section 1221 of the IRC.

THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY.  THE PLAN PROPONENTS AND THEIR COUNSEL AND FINANCIAL ADVISORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES.  THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX, AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE.  HOLDERS OF CLAIMS AND HOLDERS OF INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC.  TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors

In general, the Debtors do not expect to incur any substantial tax liability as a result of implementation of the Plan.  However, the Debtors do expect to realize a significant amount of cancellation of indebtedness income upon implementation of the Plan, which income is likely to result in the elimination of a substantial portion of the Debtors’ tax attributes, including some or all of their net operating losses (“NOLs”) and the tax basis in their assets.

Cancellation of Debt Income

Under the IRC, a taxpayer generally recognizes gross income to the extent that indebtedness of the taxpayer is cancelled for less than the amount owed by the taxpayer, subject to certain judicial or statutory exceptions.  The most significant of these exceptions with respect to the Debtors is that taxpayers who are operating under the jurisdiction of a federal bankruptcy court are not required to recognize such income.  In that case, however, the taxpayer must reduce its tax attributes, such as its NOLs, general business credits, capital loss carryforwards, and tax basis in assets, by the amount of the cancellation of indebtedness income (“CODI”) avoided.

Limitation on NOLs and Built-in Losses

Under Section 382 of the IRC, any corporation that undergoes an “ownership change” within the meaning of Section 382 becomes subject to an annual limitation on its ability to utilize its NOLs and “built-in losses” in its assets.  A corporation has a built-in loss in its assets to the extent that the Corporation’s tax basis in its assets is greater than the value of such assets.  The Debtors may have NOLs remaining after implementation of the Plan, and it is possible that the Debtors will also have a built-in loss in their assets.

The restructuring should constitute an ownership change for purposes of Section 382.  If and to the extent that the Debtors have NOLs remaining after implementation of the Plan, then the Debtors’ ability to use those NOLs would be subject to an annual limitation.  Similarly, if and to the extent that the Debtors have a built-in loss in their assets, then the Debtors’ ability to claim a deduction for those built-in losses, including as depreciation or amortization deductions for its assets, could be subject to an annual limitation during the first five years after the restructuring is completed.  Outside of bankruptcy, the amount of such annual limitation would be approximately equal to the amount determined by multiplying the long-term tax exempt bond rate (currently approximately 4%) by the Debtors’ equity value immediately before the ownership change; however, because the Debtors’ ownership change will occur pursuant to a Chapter 11 Plan, certain beneficial exceptions are available.

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” and continuing shareholders of a debtor company in chapter 11 receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s NOLs and built-in losses (“Pre-Change Losses”) are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and a debtor undergoes another ownership change within two years, the debtor’s Pre-Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor does not qualify for it or the debtor elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a debtor corporation that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock, for purposes of calculating the annual limitation, after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that (i) the debtor corporation is not required to reduce its NOLs by the amount of interest deductions claimed within the prior three-year period and (ii) the debtor may undergo another ownership change within two years without triggering the elimination of its NOLs. Whether a debtor takes advantage of the 382(l)(5) Exception or the 382(l)(6) Exception, the debtor’s use of the Pre-Change Losses may be adversely affected if the debtor were to undergo another ownership change.

While it is not certain, it is doubtful at this point that the Debtors will elect to utilize the 382(l)(5) Exception.  In the event that the Debtors do not use the 382(l)(5) Exception, the Debtors expect that their use of any remaining Pre-Change Losses after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception.

B.           Certain U.S. Federal Income Tax Consequences to Holders of Claims and Interests

(i)	Consequences to Holders of Priority Claims

Pursuant to the Plan, each Holder of a Priority Claim will receive payment in full in Cash on the Effective Date.  A Holder that receives Cash in exchange for its Claim pursuant to the Plan generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) the Holder’s adjusted tax basis in its Claim.  Such gain or loss should be capital in nature (subject to the “accrued interest” and “market discount” rules described below) and should be long term capital gain or loss if the Claim was held for more than one year by the Holder.

(ii)           Consequences to Holders of Other Secured Claims

Pursuant to the Plan, each Other Secured Claim will be Reinstated or otherwise rendered Unimpaired for the benefit of the Holder thereof.  If an Other Secured Claim is Reinstated, then a Holder thereof should not recognize gain or loss except to the extent that collateral securing such Claim is changed, and the change in collateral constitutes a “significant modification” of the Other Secured Claim within the meaning of the Treasury Regulations promulgated under Section 1001 of the IRC.

(iii)           Consequences to Holders of General Unsecured Claims

Pursuant to the Plan, each Holder of an General Unsecured Claim will either receive payment in full in Cash on the Effective Date or in the ordinary course of business according to the terms of the General Unsecured Claim.  A Holder that receives Cash in exchange for its Claim pursuant to the Plan generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) the Holder’s adjusted tax basis in its Claim.  Such gain or loss should be capital in nature, subject to the “market discount” rules described below.

(iv)           Consequences to Holders of Note Claims

Pursuant to the Plan, each Holder of a Note Claim will receive its pro rata share of the New Equity in partial satisfaction of its Claim.  The U.S. federal income tax consequences of the Plan to a Holder of a Note Claim depend, in part, on whether or to what extent such Claim constitutes “securities” for tax purposes.

Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

In general, the Debtors believe that the Note Claims do qualify as “securities” for federal income tax purposes.

If the Note Claims do qualify as “securities” for federal income tax purposes, a Holder of such a Claim who receives New Equity in satisfaction of such Holder’s Claim should recognize no gain or loss (or bad debt deduction) on the receipt of New Equity.  A Holder’s aggregate tax basis in the New Equity received under the Plan in respect of a Note Claim that qualifies as a security, apart from amounts allocable to interest, generally should equal the Holder’s basis in the Claim.  The holding period for any New Equity received under the Plan in respect of a Claim constituting a security, apart from amounts allocable to interest, generally should include the holding period of the Claim surrendered.

On the other hand, if a debt instrument constituting a surrendered Claim is not treated as a security, a Holder of such a Claim should be treated as exchanging its Claim for New Equity in a fully taxable exchange.  A Holder of a Note Claim who is subject to fully taxable exchange treatment should recognize gain or loss equal to the difference between (i) the fair market value of the New Equity as of the Effective Date, and (ii) the Holder’s basis in the debt instrument constituting the surrendered Note Claim.  Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the debts constituting the surrendered Note Claim were held for more than one year.  A Holder’s tax basis in the New Equity received should equal the fair market value of the New Equity as of the Effective Date.  A Holder’s holding period for the New Equity should begin on the day following the Effective Date.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR NOTE CLAIMS.

(a)           Accrued Interest

To the extent that any amount received by a Holder of a surrendered Claim under the Plan is attributable to accrued interest, such amount should be taxable to the Holder as interest income. Conversely, a Holder of a surrendered Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.  Such loss may be ordinary, but the tax law is unclear on this point.

The extent to which the consideration received by a Holder of a surrendered Claim will be attributable to accrued interest on the debts constituting the surrendered Claim is unclear.  Treasury regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.  Pursuant to the Plan, all distributions in respect of any Claim will be allocated first to the principal amount of such Claim, to the extent otherwise permitted and as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

(b)           Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of the gain realized by a Holder of a Claim who exchanges the debt instrument for other property on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the surrendered Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if its Holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition of surrendered debts (determined as described above) that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).

(v)           Consequences to Holders of Interests in U.S. Concrete, Inc.

Pursuant to the Plan, each Holder of an Interest in U.S. Concrete, Inc. will receive its Pro Rata share of the New Warrants.  A Holder of an Interest in U.S. Concrete, Inc. that receives New Warrants pursuant to the Plan will not recognize income, gain, deduction, or loss on the receipt of New Warrants.  A Holder’s aggregate tax basis in the New Warrants received generally should equal the Holder’s basis in the Interest.  The holding period for the New Warrants will include the Holder’s holding period for the Existing Common Stock.

(a)           Dividends on New Equity

For U.S. federal income tax purposes, the gross amount of any distribution (other than certain distributions, if any, of shares distributed to all shareholders of New U.S. Concrete Holdings) made to a Holder with respect to New Equity will constitute dividends to the extent of New U.S. Concrete Holdings’ current and accumulated earnings and profits (as determined under U.S. federal income tax principles).  Non-corporate Holders generally will be taxed on such distributions at the lower rates applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) with respect to taxable years beginning on or before December 31, 2010.  If distributions with respect to New Equity exceed New U.S. Concrete Holdings’ current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess would be treated first as a tax-free return of capital to the extent of the Holder’s adjusted tax basis in the New Equity.  Any amount in excess of the amounts treated as (i) a dividend and (ii) a return of capital would be treated as capital gain.

(vi)           Consequences to Holders of Section 510(b) Claims

Pursuant to the Plan, each Section 510(b) Claim will be cancelled without any distribution.  A Holder may be entitled in the year of cancellation (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Tax Code to the extent of such Holder’s tax basis in the Section 510(b) Claim.  The rules governing the timing and amount of bad debt deductions place considerable emphasis on the facts and circumstances of the Holder, the obligor and the instrument with respect to which a deduction is claimed.  Holders of Section 510(b) Claims therefore are urged to consult their own tax advisors with respect to their ability to take such a deduction.

C.           Backup Withholding

In general, information reporting requirements may apply to distributions or payments under the Plan.  Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder:  (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.  Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is timely provided to the IRS.

The Debtors will, through the Disbursing Agent, withhold all amounts required by law to be withheld from payments of interest.  The Debtors will comply with all applicable reporting requirements of the IRS.

Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ stakeholder than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code.  In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Interests than proposed under the Plan.  Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation of the Plan and vote to accept the Plan.

Dated: June 4, 2010

Respectfully submitted,

U.S. CONCRETE, INC.
(for itself and on behalf of each of its affiliated debtors)

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: President and Chief Executive Officer

Prepared by:

KIRKLAND & ELLIS LLP
James H.M. Sprayregen (admitted pro hac vice)
Patrick Nash (admitted pro hac vice)
Ross Kwastenient (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200

- and -

PACHULSKI, STANG, ZIEHL & JONES LLP
919 North Market Street
17th Floor
Wilmington, Delaware 19899
Telephone:	(302) 652-4100
Facsimile:	(302) 652-4400

CO-COUNSEL FOR THE DEBTORS

EXHIBIT A

PLAN OF REORGANIZATION

EXHIBIT B

LIQUIDATION ANALYSIS

EXHIBIT C

REORGANIZED DEBTORS’ FINANCIAL PROJECTIONS

EXHIBIT D

DEBTORS’ PREPETITION CORPORATE STRUCTURE